EXHIBIT 4.1

Published CUSIP Number: [                            ]

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 4, 2013

among

RELIANCE STEEL & ALUMINUM CO.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Issuing Lender

and

Swing Line Lender,

JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, N.A.,

as Co-Syndication Agents

MIZUHO CORPORATE BANK, LTD.

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

THE OTHER FINANCIAL

INSTITUTIONS PARTY HERETO,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers

and

Joint Book Managers

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	—	Form of Request For Extension of Credit
Exhibit B	—	Form of Compliance Certificate
Exhibit C-1	—	Form of Revolving Credit (USD) Note
Exhibit C-2	-	Form of Revolving Credit (MC) Note
Exhibit C-3	-	Form of Term Loan Note
Exhibit D	—	Form of Assignment and Assumption
Exhibit E	—	Form of Master Subsidiary Guaranty
Exhibit F	—	Form of Opinion of Counsel

SCHEDULES

Schedule 1.1	—	Mandatory Cost Formulae
Schedule 2.1	—	Commitments
Schedule 2.4	—	Existing Letters of Credit
Schedule 2.7(a)	—	Term Loan Facility Amortization Schedule
Schedule 5.5	—	Certain Litigation
Schedule 5.9	—	Existing Liens and Negative Pledges
Schedule 5.15	—	Subsidiaries
Schedule 7.2	—	Investments
Schedule 7.3	—	Existing Indebtedness
Schedule 10.2	—	Administrative Agent’s Office; Certain Addresses for Notices

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 4, 2013, is entered into by and among Reliance Steel & Aluminum Co., a California corporation (“Borrower”), each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement (collectively, “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender.

RECITALS

A.                                    Borrower, Bank of America, N.A, as administrative agent, and the lenders party thereto (the “Existing Lenders”) entered into that certain Second Amended and Restated Credit Agreement dated as of July 26, 2011 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders have made available to Borrower a revolving credit facility, with a letter of credit subfacility and a swing line loan subfacility.

B.                                    Borrower has requested that the Existing Credit Agreement be amended and restated, among other things, to extend the maturity date of the revolving credit facility, permit multicurrency loans to be made under the revolving credit facility, add a term loan facility and make certain other changes as set forth herein, and the Administrative Agent and the Lenders are willing to make such amendments to the Existing Credit Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

(i)                                     Simultaneously with the Effective Date, (A) the commitments of Existing Lenders under the Existing Credit Agreement who elect not to continue as Lenders under this Agreement shall be terminated and a portion of the Term Loans made on the Effective Date shall be used to repay all principal, interest and fees owing to such Existing Lenders with respect to their Committed Loans (as defined in the Existing Credit Agreement) on the Effective Date, (B) the Commitments and Pro Rata Shares of each of the Lenders under this Agreement shall be as set forth on Schedule 2.1, (C) the aggregate outstanding principal amount of Committed Loans and Swing Line Loans (each as defined in the Existing Credit Agreement), if any, shall be repaid in full with a portion of the Term Loans made on the Effective Date, (D) the swing line subfacility under the Existing Credit Agreement shall continue as the swing line subfacility hereunder, with the Swing Line Sublimit set out herein, and the Swing Line Loans (as defined in the Existing Credit Agreement), if any, shall continue as and deemed to be Swing Line Borrowings hereunder, and (E) the letter of credit subfacility provided in the Existing Credit Agreement shall continue as the Letter of Credit facility hereunder and the Existing Letters of Credit (as defined herein) shall be deemed to be Letters of Credit issued hereunder.

(ii)                                  Notwithstanding anything to the contrary in Section 10.6 of the Existing Credit Agreement or Section 10.6 of this Agreement, no other documents or instruments, including any Assignment and Assumption, shall be executed in connection with any assignments (all of which requirements are hereby waived) necessary to achieve the allocations of Commitments and Pro Rata Shares on Schedule 2.1, and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Assumption.

(iii)                               Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement which in any manner govern or evidence the Obligations, the rights and interests of the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Credit Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

(iv)                                Notwithstanding the amendment and restatement of the Existing Credit Agreement and of any related “Loan Documents” (as such term is defined in the Existing Credit Agreement and referred to herein, individually or collectively, as the “Existing Loan Documents”), (A) all of the indebtedness, liabilities and obligations owing by any Person under the Existing Credit Agreement and other Existing Loan Documents outstanding as of the Effective Date shall continue as Obligations hereunder, (B) each of this Agreement and the Notes and the other Loan Documents is given as a substitution or supplement of, as the case may be, and not as a payment of, the indebtedness, liabilities and obligations of Borrower and the Guarantors (as herein defined) under the Existing Credit Agreement or any Existing Loan Document and is not intended to constitute a novation thereof or of any of the other Existing Loan Documents, and (C) certain of the Existing Loan Documents will remain in full force and effect, as set forth in this Agreement.

SECTION 1
DEFINITIONS AND ACCOUNTING TERMS

1.1                               Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Change” has the meaning specified in Section 1.3.

“Acquired Business” means the entity or assets acquired by Borrower or a Subsidiary of Borrower in an Acquisition, whether before or after the date hereof.

“Acquired Business EBITDA” means for any period ending on or before the date of any Acquisition of an Acquired Business the sum of items (a) through (f) of the definition of EBITDA with respect to such Acquired Business.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person (other than a Person that is a Subsidiary) or any business or division of a Person (other than a Person that is a Subsidiary), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or one of its Subsidiaries is the surviving entity.

“Administrative Agent” means Bank of America, NA., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2 with respect to such currency, or such other address or account with respect to such currency as Administrative Agent hereafter may designate by written notice to Borrower and Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation, partnership or other Person.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Credit (MC) Commitments” means the Revolving Credit (MC) Commitments of all the Revolving Credit (MC) Lenders.

“Aggregate Revolving Credit (USD) Commitments” means the Revolving Credit (USD) Commitments of all the Revolving Credit (USD) Lenders.

“Agreement” means this Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Alternative Currency” means each of Canadian Dollars, Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.9.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Margin” means (a) from the Effective Date until the date that is the first Business Day after Administrative Agent’s receipt of the Compliance Certificate required under Section 6.2(a) for the Fiscal Quarter ending September 30, 2013, the applicable per annum amounts set forth below (in basis points per annum) opposite Pricing Level I and (b) thereafter, the applicable per annum amounts set forth below (in basis points per annum) determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.2(a):

Pricing Level	Total Leverage Ratio	Letter of Credit Fee / Eurocurrency Rate +	Base Rate +	Commitment Fee
I	>0.40:1.00	150.0	50.0	25.0
II	<0.40:1.00 but >0.30:1.00	125.0	25.0	20.0
III	<0.30:1.00 but >0.20:1.00	100.0	0.0	17.5
IV	<0.20:1.00	75.0	0.0	15.0

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective on the first Business Day after the date a Compliance Certificate is delivered pursuant to Section 6.2(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Requisite Lenders, subject to the other provisions of this Agreement, the highest Pricing Level shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

“Applicable Taxes” means any and all present or future taxes (including documentary taxes), levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto imposed by a Governmental Authority relating to any Loan Document, including any liabilities imposed on amounts but paid by Borrower to indemnify or reimburse any Person for such amounts, including any interest, additions to tax or penalties applicable thereto but excluding Lender Taxes.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” has the meaning specified in Section 10.6(h).

“Arranger” means each of MLPFS, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC in its capacity as joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.4(g).

“Availability Period” means (a) in the case of the Revolving Credit (USD) Facility, the period commencing on the Effective Date and ending on the earliest of (i) the day before the Maturity Date, (ii) the date of termination of the Aggregate Revolving Credit (USD) Commitments pursuant to Section 2.6 and (iii) the date on which the commitment of each Lender to make Revolving Credit (USD) Loans and any obligations of the Issuing Lender to make Letter of Credit Extensions are terminated pursuant to Section 8.2 and (b) in the case of the Revolving Credit (MC) Facility, the period commencing on the Effective Date and ending on the earliest of (i) the day before the Maturity Date, (ii) the date of termination of the Aggregate Revolving Credit (MC) Commitments pursuant to Section 2.6 and (iii) the date on which the commitment of each Lender to make Revolving Credit (MC) Loans is terminated pursuant to Section 8.2

“Bank of America” means Bank of America, N.A.

“Bank of America Fee Letter” means the letter agreement dated as of February 22, 2013 among Borrower, Bank of America and MLPFS.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publically announced from time to time by Bank of America as its “Prime Rate” and (c) the rate determined by Bank of America to be the Eurocurrency Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  The “Prime Rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.  Any change (i) in such Prime Rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change and (ii) in such Eurocurrency Base Rate shall take effect on the date of such change.

“Base Rate Loan” means a Loan which bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Account” shall have the meaning specified in Section 2.12.

“Borrower Materials” has the meaning specified in Section 6.2.

“Borrower Parties” means, collectively, Borrower and the Guarantors.

“Borrowing” means a Revolving Credit (USD) Borrowing, a Revolving Credit (MC) Borrowing, a Swing Line Borrowing or a Term Loan Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash or cash equivalents in accordance with GAAP, consistently applied.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the Issuing Lender and Lenders, as collateral for the Letter of Credit Usage or obligations of the Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and the Issuing Lender (which documents are hereby consented to by Lenders). Derivatives of such term shall have corresponding meaning. Borrower hereby grants Administrative Agent, for the benefit of the Issuing Lender and Lenders, a Lien on all such cash, deposit account balances or other credit support provided by it or on its behalf. Cash Collateral consisting of cash shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Borrower Party, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Borrower Party, in each case in its capacity as a party to such Cash Management Agreement.

“CDOR Rate” means, the rate per annum, equal to the average of the annual yield rates applicable to Canadian banker’s acceptances at or about 10:00a.m. (Toronto, Ontario time) on the first day of such Interest Period on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Commitment” means a Revolving Credit (USD) Commitment, a Revolving Credit (MC) Commitment or a Term Loan Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by a Responsible Officer of Borrower.

“Consolidated Net Worth” means, as of the date of any determination thereof, the total consolidated assets of Borrower and its Subsidiaries less the total consolidated liabilities of Borrower and its Subsidiaries determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Borrower and its Subsidiaries on that date minus the Intangible Assets of Borrower and its Subsidiaries on that date.

“Continuation” and “Continue” each mean, with respect to any Loan other than a Base Rate Loan, the continuation of such Loan as the same type of Loan in the same principal amount, but with a new Interest Period and an interest rate determined as of the first day of such new Interest Period. Continuations must occur, if at all, on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Conversion” and “Convert” each mean, with respect to any Term Loan, Revolving Credit (USD) Loan or Revolving Credit (MC) Loan, the conversion of one type of Loan into another type of Loan. With respect to Eurocurrency Rate Loans, Conversions must occur on the last day of the Interest Period for such Loan in order to avoid potential breakfunding costs pursuant to Section 3.6.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 8.1, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to the Base Rate plus the Applicable Margin, if any, applicable to Base Rate Loans plus 2%; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin and Mandatory Cost) otherwise applicable to such Loan plus 2%, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2%, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including, in the case of any Revolving Credit (USD) Lender, in respect of its participation in Letters of Credit or Swing Line Loans) within three Business Days of the date when due, (b) has notified Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b) as of the date established therefor by the Administrative Agent in a written notice of such determination to Borrower, the Issuing Lender, the Swing Line Lender and each Lender promptly following such determination.

“Designated Deposit Account” means a deposit account to be maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to Administrative Agent.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” means the voluntary sale, transfer, or other disposition of any asset of Borrower or any of its Subsidiaries, including without limitation any sale, assignment, pledge, hypothecation, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for Cash or for Property by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

“Dollars” or “$” means United States dollars.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“EBIT” means, with respect to any Person and with respect to any fiscal period, the sum of (a) Net Income of that Person for that period, plus (b) any non-operating non-recurring loss reflected in such Net Income, minus (c) any non-operating non-recurring gain reflected in such Net Income, plus (d) Interest Expense of that Person for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of that Person for that period (whether or not payable during that period) plus (f) non-recurring non-cash expenses (excluding depreciation and amortization) of that Person, in the case of each clause (a) through (f) in accordance with GAAP.

“EBITDA” means, with respect to any Person and with respect to any fiscal period, the sum of (a) Net Income of that Person for that period, plus (b) any non-operating non-recurring loss reflected in such Net Income, minus (c) any non-operating non-recurring gain reflected in such Net Income, plus (d) Interest Expense of that Person for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of that Person for that period (whether or not payable during that period), plus (f) depreciation, amortization and all other non-cash expenses of that Person for that period, plus (g) Acquired Business EBITDA, in each case as determined in accordance with GAAP, and adjusted by subtracting equity in earnings in 50% or less owned companies and joint ventures and, to the extent approved by Administrative Agent (which approval shall not be unreasonably withheld), any other companies not consolidated with Borrower, and by adding Cash dividends received from 50% or less owned companies and joint ventures and, to the extent approved by Administrative Agent (which approval shall not be unreasonably withheld), any other companies not consolidated with Borrower; provided that Acquired Business EBITDA with respect to any Acquired Business shall only be included in EBITDA if financial statements of such Acquired Business, within the preceding twelve months, either were (i) audited by an independent accounting firm, (ii) reviewed by an independent accounting firm as long as such reviewed and unaudited Acquired Business EBITDA does not exceed 10% of the total audited EBITDA of Borrower and its Subsidiaries, or, (iii) subject to consent of the Requisite Lenders, unaudited or reviewed by an independent accounting firm.

“Effective Date” means the time and Business Day on which the conditions set forth in Section 4.1 are satisfied or waived. Administrative Agent shall notify Borrower and Lenders of the date that is the Effective Date.

“Eligible Assignee” has the meaning specified in Section 10.6(h).

“EMJ” means Earle M. Jorgensen Company, a Delaware corporation.

“EMJ COLI” means those certain life insurance policies obtained in 1984, 1985 and 1986 by Kilsby-Roberts Holding Co. (“KR”) from Phoenix Mutual Life Insurance Company covering participants in the KR employee stock ownership plan and certain other KR executives owned by EMJ, each of which policies has EMJ as its sole beneficiary.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters applicable to any of the Real Property.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any other Borrower Party, or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or

(f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, and for any interest calculation on any date pursuant to clause (c) of the definition of “Base Rate”, a rate per annum determined by Administrative Agent pursuant to the following formula:

Eurocurrency Rate	=	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage

Where “Eurocurrency Base Rate” means:

(a)           with respect to such Interest Period for a Eurocurrency Rate Loan (other than a Eurocurrency Rate Loan denominated in Canadian Dollars), the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period;

(b)           with respect to Eurocurrency Rate Loan denominated in Canadian Dollars, the rate per annum equal to (i) the CDOR Rate plus .10% or (ii) if such rate is not available at such time for such term for any reason, the rate per annum determined by the Administrative Agent to be the discount rate (calculated on an annual basis and rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1%, with 5/1,000 of 1% being rounded up) as of 10:00 a.m. (Toronto, Ontario time) on such day at which the Administrative Agent is then offering to purchase bankers’ acceptances accepted by it having an aggregate face amount equal to the aggregate face amount of, and with a term equivalent to or comparable to the term of, such Interest Period (or if such Interest Period is not equal to a number of months, having a term equivalent to the number of months closes to such Interest Period); and

(c)           with respect to such interest calculation on any date pursuant to clause (c) of the definition of “Base Rate”, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurocurrency market at their request at the date and time of determination.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan, or for any interest calculation on any date pursuant to clause (c) of the definition of “Base Rate”, shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Rate Loan” means a Revolving Credit (USD) Loan, Revolving Credit (MC) Loan or Term Loan that bears interest at the Eurocurrency Rate based on clause (a) of the definition of Eurocurrency Base Rate.  Revolving Credit (USD) Loans and Term Loans that are Eurocurrency Rate Loans must be denominated in Dollars. Revolving Credit (MC) Loans that are Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Revolving Credit (MC) Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor, or a grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes illegal.

“Existing Credit Agreement” has the meaning specified in Recital A.

“Existing Lenders” has the meaning specified in Recital A.

“Existing Letters of Credit” has the meaning specified in Section 2.4(o).

“Existing Loan Documents” has the meaning specified in clause (iv) of the amendment and restatement provisions located immediately after the Recitals.

“Extension of Credit” means (a) the Borrowing of any Loans, (b) the Conversion or Continuation of any Loans or (c) the issuance, renewal, increase continuation, amendment or other credit action with respect to any Letter of Credit, including Lenders acquiring a participation in such Letters of Credit.

“Facility” means the Revolving Credit (USD) Facility, the Revolving Credit (MC) Facility or the Term Loan Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, the fee letters entered into between Borrower and each of the Arrangers with respect to fees payable under this Agreement (including, without limitation, the Bank of America Fee Letter).

“Fiscal Quarter” means the fiscal quarter of Borrower consisting of a three-month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of Borrower consisting of a twelve-month period ending on each December 31.

“Foreign Lender” has the meaning specified in Section 10.18(a).

“Foreign Subsidiary” means, at any time, each Subsidiary of Borrower which is created, organized or domesticated in any jurisdiction other than the United States or any state thereof.

“FRB” means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit (USD) Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Usage other than Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit (USD) Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit (USD) Lenders in accordance with the terms hereof.

“Fund” has the meaning specified in Section 10.6(h).

“Funded Debt” means, as of the date of determination, without duplication, the sum of (a) all principal Indebtedness of Borrower and its Subsidiaries for borrowed money (including debt securities issued by Borrower or any of its Subsidiaries) on that date plus (b) Guaranty Obligations in connection with Synthetic Leases, plus (c) the aggregate amount of all Capital Lease Obligations of Borrower and its Subsidiaries on that date, plus (d) all Letter of Credit Usage and the face amount of, and reimbursement obligations with respect to, any other letters of credit issued for the account of Borrower and its Subsidiaries.

“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing (including any supra-national bodies, such as the European Union or the European Central Bank and including any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Granting Lender” has the meaning specified in Section 10.6(i).

“Guarantied Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Borrower Party and any Cash Management Bank.

“Guarantied Hedge Agreement” means any Swap Contract permitted under Section 7 that is entered into by and between any Borrower Party and any Hedge Bank.

“Guarantied Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, and the other Persons the Obligations owing to which are or are purported to be guarantied under the terms of the Master Subsidiary Guaranty.

“Guarantors” means, collectively, the Subsidiaries of the Borrower party to the Master Subsidiary Guaranty; it being understood that the following Subsidiaries shall be required to be or become “Guarantors” in accordance with the terms hereof: (a) all Material Domestic Subsidiaries; (b) any Subsidiaries that are guarantors or obligors with respect to any Indebtedness permitted pursuant to Section 7.3(a) or 7.3(g); and (c) Subsidiaries that have been identified by Borrower as Guarantors pursuant to Section 6.3(a).

“Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, (a) at the time it enters into a Swap Contract not prohibited under Section 7, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Section 7, in each case, in its capacity as a party to such Swap Contract.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (which approval shall be obtained prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation.

“IFRS” has the meaning specified in Section 1.3

“Indebtedness” means, as to any Person (without duplication):

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments;

(c)           all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capital Lease Obligations;

(d)           all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e)           net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contracts;

(f)            whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g)           indebtedness of such Person arising under facilities for the discount of accounts receivable of such Person in an amount equal to the present value of the unpaid amount of all accounts receivable sold, determined by using a discount rate equal to the discount rate used in determining the purchase price of such accounts receivable under such facilities;

(h)           indebtedness relating to Synthetic Leases; and

(i)            all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject only to customary exceptions acceptable to the Requisite Lenders). The amount of any Capital Lease Obligation or Synthetic Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Notwithstanding the foregoing, Life Insurance Policy Loans shall not constitute Indebtedness so long as (1) such obligations are nonrecourse to Borrower, EMJ and their respective Subsidiaries, (2) each EMJ COLI policy is owned by EMJ and has EMJ as its sole beneficiary, (3) the aggregate amount of such obligations outstanding thereunder at any time does not exceed the cash surrender value of the EMJ COLI policies at such time, and (4) the proceeds of such loans incurred after the Effective Date are not used for any purpose other than to pay the premiums, interest, taxes and expenses related to the EMJ COLI policies.

“Indemnitee” has the meaning specified in Section 10.4(b).

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, computer software (except for purchased or licensed software), copyrights, trade names, trademarks and patents.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter (including the last day of a Fiscal Quarter which is also the last day of a Fiscal Year), the ratio of (a) EBIT of Borrower and its Subsidiaries on a consolidated basis for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters, excluding any portion of EBIT allocable to any Person acquired by Borrower or any of its Subsidiaries for any portion of the fiscal period that occurs prior to the date of the Acquisition of such Person to (b) Interest Expense of Borrower and its Subsidiaries on a consolidated basis for such fiscal period.

“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with FASB ASC 840-10 and 840-20.

“Interest Payment Date” means, (a) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and the Maturity Date, and (b) with respect to any other type of Loan (other than a Swing Line Loan), (i) any date that such Loan is prepaid in whole or in part, (ii) the last day of each Interest Period applicable to, or the maturity of, such Loan; provided, however, that if any Interest Period or the maturity of any such Loan exceeds three months, the date that falls three months after the beginning of such Interest Period, shall also be an Interest Payment Date, and (iii) the Maturity Date.

“Interest Period” means, as to any Eurocurrency Rate Loan, the period commencing on the date specified by Borrower in its Request for Extension of Credit and ending one, two, three or six months thereafter, as selected by Borrower in the Request for Extension of Credit relating thereto; provided that:

(a)           The first day of any Interest Period shall be a Business Day;

(b)           Any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(c)           Any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(d)           No Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any acquisition (other than an “Acquisition” as defined above) or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Subsidiary) or in favor of the Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means Bank of America, N.A., in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, executive orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning set forth in the introductory paragraph hereto, and unless the context otherwise requires includes the Swing Line Lender.

“Lender Taxes” means, in the case of each Lender, Administrative Agent and each Eligible Assignee, and any Affiliate or Lending Office thereof: (a) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts or capital and franchise taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Lending Office or (ii) any jurisdiction (or political subdivision thereof) in which it is “doing business” (unless it would not be doing business in such jurisdiction (or political subdivision thereof) absent the transactions contemplated hereby), (b) any withholding taxes or other taxes based on gross income imposed by the United States of America (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Authority), (c) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 10.18, to the extent such forms are then required by applicable Laws, and (d) any United States of America withholding taxes imposed under FATCA.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any of the letters of credit issued by the Issuing Lender hereunder, including the Existing Letters of Credit, either as originally issued or as the same may be supplemented, amended, renewed or extended.  All Letters of Credit shall be issued in Dollars.

“Letter of Credit Advance” means, with respect to each Revolving Credit (USD) Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Pro Rata Revolving Credit (USD) Share.  All Letter of Credit Advances shall be denominated in Dollars.

“Letter of Credit Application” means an application for issuances of, or amendments to, Letters of Credit as shall at any time be in use at the Issuing Lender.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit (USD) Borrowing. All Letter of Credit Borrowings shall be denominated in Dollars.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Fee” has the meaning specified in Section 2.4(n).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Credit (USD) Commitments and (b) $250,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit (USD) Commitments.

“Letter of Credit Usage” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts, including all drawings under the Letters of Credit honored by the Issuing Lender and not theretofor reimbursed or converted into Revolving Credit (USD) Loans.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Laws of any jurisdiction with respect to any Property, including the interest of a purchaser of accounts receivable.

“Life Insurance Policy Loans” means obligations in respect of money borrowed by EMJ against the available cash surrender value of any EMJ COLI policy in accordance with the terms of such policy, which obligations shall be nonrecourse to Borrower and its Subsidiaries.

“Loan” means any advance made or to be made by any Lender to Borrower as provided in Section 2, and includes each Revolving Credit (USD) Loan, Revolving Credit (MC) Loan, Term Loan and Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, the Master Subsidiary Guaranty, the Swing Line Documents, any Request for Extension of Credit, any Issuer Documents, any Compliance Certificate, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement, and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to Administrative Agent, the Issuing Lender or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or replaced.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurocurrency market.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the FRB as in effect from time to time.

“Master Subsidiary Guaranty” means a guaranty of the Obligations, executed by Material Domestic Subsidiaries and certain other Subsidiaries selected by Borrower substantially in the form of Exhibit E.

“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, operations or prospects of Borrower and its Subsidiaries, taken as a whole, or (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform the Obligations.

“Material Domestic Subsidiary” means, at any time, any Wholly-Owned Subsidiary of Borrower which is created, organized or domesticated in the United States or under the laws of the United States or any state thereof and (a) the aggregate amount of such Subsidiary’s Tangible Assets exceeds 5% of the consolidated Tangible Assets of Borrower and its Subsidiaries or (b) the EBITDA of such Subsidiary for the four fiscal quarters most recently ended exceeded 5% of consolidated EBITDA of Borrower and its Subsidiaries for such period.

“Maturity Date” means April 4, 2018; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Amount” means, with respect to each of the following actions, the following amounts set forth opposite such action (a reference to “Minimum Amount” shall also be deemed a reference to the multiples in excess thereof set forth below):

Type of Action	Minimum Amount	Minimum Multiples in excess of Minimum Amount
Borrowing of, prepayment of or Conversion into, Base Rate Loans	$2,000,000	$1,000,000
Borrowing of, prepayment of, Continuation of, or Conversion into, Eurocurrency Rate Loans	$5,000,000	$1,000,000
Borrowing of Revolving Credit (USD) Loans as Base Rate Loans to repay Swing Line Loans	Amount of Swing Line Loans being repaid	N/A
Reduction in Revolving Credit (USD) Commitments or Revolving Credit (MC) Commitments	$10,000,000	$10,000,000
Assignments with respect to the Revolving Credit (USD) Facility	$10,000,000	N/A
Assignments with respect to the Revolving Credit (MC) Facility	$5,000,000	N/A
Assignments with respect to the Term Loan Facility	$10,000,000	N/A

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“MUSA Letters of Credit” has the meaning specified in Section 2.4(o).

“Negative Pledge” means a Contractual Obligation that contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of their Property, other than (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under Section 7.1 which affects only the Property that is the subject of such permitted Lien and (b) any such covenant that does not prohibit Liens securing the Obligations.

“Net Cash Proceeds” means Net Proceeds to the extent consisting of Cash.

“Net Income” means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries, excluding any consolidated net income not attributable to Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“Net Proceeds” means, with respect to any Disposition, the gross sales proceeds received by Borrower and its Subsidiaries from such Disposition (including Cash, Property and the assumption by the purchaser of any liability of Borrower or its Subsidiaries) net of brokerage commissions, legal expenses and other transactional costs payable by Borrower and its Subsidiaries with respect to such Disposition and net of an amount determined in good faith by Borrower to be the estimated amount of income taxes payable by Borrower attributable to such Disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders or each Lender affected by the applicable consent, waiver or amendment in accordance with the terms of Section 10.1 and (ii) has been approved by the Requisite Lenders.

“Non-Extension Notice Date” has the meaning specified in Section 2.4(g).

“Notes” means, collectively, the Revolving Credit (USD) Notes, the Revolving Credit (MC) Notes and the Term Loan Notes.

“Obligations” means all present and future obligations of every kind or nature of Borrower or any Borrower Party at any time and from time to time owed to Administrative Agent, any Lender, the Issuing Lender, any Person entitled to indemnification or any other Guarantied Party, or any one or more of them, under any one or more of the Loan Documents or otherwise with respect to any Loan, Letter of Credit, Guarantied Cash Management Agreement or Guarantied Hedge Agreement, in each case whether due or to become due, matured or to become mature, liquidated or unliquidated, or contingent or actual, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Subsidiary or Affiliate of Borrower; provided that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Opinion of Counsel” means the favorable written legal opinion of Kay Rustand, General Counsel of Borrower, who has acted as counsel to Borrower and its Subsidiaries, substantially in the form of Exhibit F, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

“Outstanding Amount” means (i) with respect to Term Loans, Revolving Credit (USD) Loans, Revolving Credit (MC) Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit (USD) Loans, Revolving Credit (MC) Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any Letter of Credit Usage on any date, the amount of such Letter of Credit Usage on such date after giving effect to any Letter of Credit Extension occurring on such date and any other changes in the aggregate amount of the Letter of Credit Usage as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Outstanding Obligations” means, as of any date, and after giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, the sum of (a) the aggregate outstanding principal of all Loans, and (b) all Letter of Credit Usage.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Lender or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.6(d).

“Participant Register” has the meaning specified in Section 10.6(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to

Title IV of ERISA and is maintained by Borrower or its Subsidiaries or to which Borrower or any of its Subsidiaries contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Disposition” means (a) a Disposition of Cash, inventory or other assets sold, leased or otherwise disposed of in the ordinary course of business of Borrower or any of its Subsidiaries, (b) Dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business, (c) Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment or where Borrower or its Subsidiaries determine in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower or any of its Subsidiaries, (d) a Disposition to Borrower or a Guarantor, and (e) a Disposition of the assets of a Subsidiary of Borrower to Borrower or any Guarantor.

“Permitted Liens” means:

(a)           inchoate Liens incident to construction on or maintenance of Real Property; or Liens incident to construction on or maintenance of Real Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Laws) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

(b)           Liens for taxes and assessments on Real Property which are not past due; or Liens for taxes and assessments on Real Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

(c)           minor defects and irregularities in title, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of Borrower and its Subsidiaries;

(d)           rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use of any Real Property;

(e)           rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(f)            present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

(g)           statutory Liens, other than those described in subsections (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(h)           covenants, conditions, and restrictions affecting the use of Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is held;

(i)            rights of tenants under leases and rental agreements covering Real Property entered into in the ordinary course of business of the Person owning such Real Property;

(j)            Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(k)           Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower or any Subsidiary of Borrower is a party as lessee;

(l)            Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(m)          Liens consisting of deposits of Property to secure statutory obligations of Borrower or any Subsidiary of Borrower in the ordinary course of its business;

(n)           Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or any Subsidiary of Borrower is a party in the ordinary course of its business;

(o)           Liens (other than judgment Liens resulting in an Event of Default under Section 8.1(h)) created by or resulting from any litigation or legal proceeding involving Borrower or any Subsidiary of Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside and no Property is subject to a material risk of loss or forfeiture;

(p)           other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of Borrower and its Subsidiaries, taken as a whole;

(q)           Liens consisting of (i) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that do not materially impair the value or use of Property for the purposes for which it is or may reasonably be expected to be held, (ii) an option or right to acquire a Lien that would be a Permitted Lien, (iii) the subordination of a lease or sublease in favor of a financing entity and (iv) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business; and

(r)            Liens and Negative Pledges securing purchase money obligations, capital leases and Synthetic Leases incurred after the Effective Date as provided in Section 7.1(f).

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Authority, or other entity.

“Pro Rata Revolving Credit (USD) Share” means with respect to any Revolving Credit (USD) Lender at any time, such Revolving Credit (USD) Lender’s Pro Rata Share in respect of the Revolving Credit (USD) Facility at such time

“Pro Rata Share” means (a) in respect of the Term Loan Facility, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the funding of its Term Loan on the Effective Date, such Term Loan Lender’s Term Loan Commitment at such time and (ii) thereafter, the principal amount of such Term Loan Lender’s Term Loans outstanding at such time, (b) in respect of the Revolving Credit (USD) Facility, with respect to any Revolving Credit (USD) Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Credit (USD) Commitments represented by such Revolving Credit (USD) Lender’s Revolving Credit (USD) Commitment at such time, in each case, subject to adjustment as provided in Section 2.16 and (c) in respect of the Revolving Credit (MC) Facility, with respect to any Revolving Credit (MC) Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Credit (MC) Commitments represented by such Revolving Credit (MC) Lender’s Revolving Credit (MC) Commitment at such time.  If the commitment of each Revolving Credit (USD) Lender to make Revolving Credit (USD) Loans and the obligation of the Issuing Lender to make Extensions of Credit with respect to Letters of Credit have been terminated pursuant to Section 8.2, or if the Aggregate Revolving Credit (USD) Commitments have expired, then the Pro Rata Share of each Revolving Credit (USD) Lender in respect of the Revolving Credit (USD) Facility shall be determined based on the Pro Rata Share of such Revolving Credit (USD) Lender in respect of the Revolving Credit (USD) Facility most recently in effect, giving effect to any subsequent assignments.  If the commitment of each Revolving Credit (MC) Lender to make Revolving Credit (MC) Loans has been terminated pursuant to Section 8.2, or if the Aggregate Revolving Credit (MC) Commitments have expired, then the Pro Rata Share of each Revolving Credit (MC) Lender in respect of the Revolving Credit (MC) Facility shall be determined based on the Pro Rata Share of such Revolving Credit (MC) Lender in respect of the Revolving Credit (MC)

Facility most recently in effect, giving effect to any subsequent assignments. The initial Pro Rata Share of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Quarterly Payment Date” means the last Business Day of each calendar quarter, commencing June 28, 2013.

“Real Property” means, as of any date of determination, all real Property then or theretofore owned, leased or occupied by Borrower or any of its Subsidiaries.

“Register” has the meaning specified in Section 10.6(c).

“Regulations T, U and X” means Regulations T, U and X, as at any time amended, of the FRB, or any other regulations in substance substituted therefor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Request for Extension of Credit” means a written request substantially in the form of Exhibit A or telephonic request followed by such written request, duly completed and signed by a Responsible Officer of Borrower, in each case delivered to Administrative Agent by Requisite Notice.

“Requisite Facility Lenders” means (a) for the Revolving Credit (USD) Facility, the Requisite Revolving Credit (USD) Lenders, (b) for the Revolving Credit (MC) Facility, the Requisite Revolving Credit (MC) Lenders and (c) for the Term Loan Facility, the Requisite Term Loan Lenders.

“Requisite Lenders” means, at any time, Lenders having Total Credit Exposure representing more than 50% of the Total Credit Exposure of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Requisite Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that any Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Credit (USD) Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making such determination.

“Requisite Notice” means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered or made to such recipient at the address, telephone number or facsimile number set forth on Schedule 10.2 or in the Administrative Questionnaire or as otherwise designated by such recipient by Requisite Notice to Administrative Agent and (ii) if made by a Borrower Party, given or made by a Responsible Officer. Any written notice shall be in the form, if any, prescribed in the applicable section herein and may be given by facsimile; provided such facsimile is promptly confirmed by a telephone call to such recipient.

“Requisite Revolving Credit (MC) Lenders” means, at any time, Lenders having more than 50% of the sum of the aggregate Outstanding Amount of Revolving Credit (MC) Loans plus the aggregate unused Revolving Credit (MC) Commitments.  The aggregate Outstanding Amount of Revolving Credit (MC) Loans and unused Revolving Credit (MC) Commitment of any Defaulting Lender shall be disregarded in determining Requisite Revolving Credit (MC) Lenders at any time.

“Requisite Revolving Credit (USD) Lenders” means, at any time, Lenders having more than 50% of the sum of the aggregate Revolving Credit (USD) Exposures plus the aggregate unused Revolving Credit (USD) Commitments.  The Revolving Credit (USD) Exposure and unused Revolving Credit (USD) Commitment of any Defaulting Lender shall be disregarded in determining Requisite Revolving Credit (USD) Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Credit (USD) Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making such determination.

“Requisite Term Loan Lenders” means, at any time, Lenders having more than 50% of the Outstanding Amount of Term Loans and unfunded Term Loan Commitments.  The Outstanding Amount of Term Loans and unfunded Term Loan Commitments of any Defaulting Lender shall be disregarded in determining Requisite Term Loan Lenders at any time.

“Requisite Time” means, with respect to any of the actions listed below, the time set forth opposite such action (all times are California time) on or prior to the date (the “relevant date”) of such action:

Action	Time	Date
Borrowing or prepayment of Base Rate Loans	9:00 a.m.	Relevant date
Borrowing of, Continuation of, prepayment of, or Conversion into Eurocurrency Rate Loans denominated in Dollars	10:00 a.m.	3 Business Days prior to relevant date
Borrowing of, Continuation of or prepayment of	10:00 a.m.	4 Business Days prior

Eurocurrency Rate Loans denominated in Alternative Currencies		to relevant date
Borrowing of, Continuation of or prepayment of Eurocurrency Rate Loans denominated in Special Notice Currencies	10:00 a.m.	5 Business Days prior to relevant date
Voluntary Reduction or Termination of Revolving Credit (USD) Commitments or Revolving Credit (MC) Commitments	10:00 a.m.	2 Business Days prior to relevant date
Letter of Credit action	10:00 a.m.	5 Business Days prior to relevant date
Funds (including scheduled or required repayments and payments of principal and interest) made available by Lenders or Borrower to Administrative Agent	11:00 a.m.	Relevant date

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Borrower Party, or any other officer or partner having substantially the same authority and responsibility. Any document or certificate hereunder that is signed or executed by a Responsible Officer of a Borrower Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower Party.

“Revaluation Date” means, with respect to any Revolving Credit (MC) Loan, each of the following:  (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a Continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.2, and (c) such additional dates as Administrative Agent shall determine or the Requisite Revolving Credit (MC) Lenders shall require.

“Revolving Credit (MC) Borrowing” means a borrowing consisting of simultaneous Revolving Credit (MC) Loans of the same type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit (MC) Lenders pursuant to Section 2.1(c).

“Revolving Credit (USD) Borrowing” means a borrowing consisting of simultaneous Revolving Credit (USD) Loans of the same type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit (USD) Lenders pursuant to Section 2.1(b).

“Revolving Credit (MC) Commitment” means, as to each Lender, its obligation to make Revolving Credit (MC) Loans to Borrower pursuant to Section 2.1(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Revolving Credit (MC) Commitment” or opposite such caption or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit (USD) Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit (USD) Loans to Borrower pursuant to Section 2.1(b), (b) purchase participations in Letter of Credit Usage, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Revolving Credit (USD) Commitment” or opposite such caption or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit (USD) Exposure” means, as to any Revolving Credit (USD) Lender at any time, the aggregate Outstanding Amount at such time of Revolving Credit (USD) Loans and aggregate Outstanding Amount of such Revolving Credit (USD) Lender’s participation in Letter of Credit Usage and Swing Line Loans at such time.

“Revolving Credit (MC) Facility” means, at any time, the revolving credit facility provided in this Agreement pursuant to the Aggregate Revolving Credit (MC) Commitments.

“Revolving Credit (USD) Facility” means, at any time, the revolving credit facility provided in this Agreement pursuant to the Aggregate Revolving Credit (USD) Commitments, including the participations in the Letter of Credit Usage and Swing Line Loans thereunder.

“Revolving Credit (MC) Lender” means, at any time, any Lender that has a Revolving Credit (MC) Commitment or outstanding Revolving Credit (MC) Loans at such time.

“Revolving Credit (USD) Lender” means, at any time, any Lender that has a Revolving Credit (USD) Commitment or Revolving Credit (USD) Exposure at such time.

“Revolving Credit (MC) Loan” means a Loan of any type made to Borrower by any Revolving Credit (MC) Lender pursuant to Section 2.1(c).  All Revolving Credit (MC) Loans may be denominated in Dollars or Alternative Currencies.

“Revolving Credit (USD) Loan” means a Loan of any type made to Borrower by any Revolving Credit (USD) Lender pursuant to Section 2.1(b).  All Revolving Credit (USD) Loans shall be denominated in Dollars.

“Revolving Credit (MC) Note” means a promissory note made by Borrower in favor of a Revolving Credit (MC) Lender evidencing Revolving Credit (MC) Loans made by such Lender, substantially in the form of Exhibit C-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or replaced.

“Revolving Credit (USD) Note” means a promissory note made by Borrower in favor of a Revolving Credit (USD) Lender or the Swing Line Lender evidencing Revolving Credit (USD) Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit C-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or replaced.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Shareholders’ Equity” means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.6(i).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (California time) on the date two

Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent may obtain such spot rate from another financial institution designated by Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned, or the management of which is otherwise controlled, by such Person and/or one or more of its Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.3.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.3.

“Swing Line Documents” means a promissory note, if requested by the Swing Line Lender, and any other documents executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line, each in form and substance satisfactory to Borrower, the Swing Line Lender, and Administrative Agent.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loans” means loans made by the Swing Line Lender to Borrower under the Swing Line.

“Swing Line Outstandings” means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Credit (USD) Commitments and (b) $20,000,000. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit (USD) Commitments.

“Synthetic Lease” means, with respect to any Person, (a) a so-called synthetic lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Tangible Assets” means, with respect to any Person, all of such Person’s assets determined in accordance with GAAP other than Intangible Assets.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Term Loan” means a Loan of any type made to Borrower by any Term Loan Lender pursuant to Section 2.1(a)

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.1(a).

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make a Term Loan to Borrower pursuant to Section 2.1(a) on the Effective Date in a principal amount not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.1 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan Facility” means, at any time, the term loan facility provided pursuant to Section 2.1(a) of this Agreement.

“Term Loan Lender” means at any time any Lender that has a Term Loan Commitment or an outstanding Term Loan at such time.

“Term Loan Note” means a promissory note made by Borrower in favor of a Term Loan Lender evidencing the Term Loan made by such Term Loan Lender, substantially in the form of Exhibit C-3, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or replaced.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Officer) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Officer).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit (USD) Exposure, outstanding Revolving Credit (MC) Loans and outstanding Term Loans of such Lender at such time.

“Total Leverage Ratio” means, as of the last day of any Fiscal Quarter (including the last day of a Fiscal Quarter which is also the last day of a Fiscal Year), the ratio, calculated on a consolidated basis for Borrower and its Subsidiaries, of (a) Funded Debt as of such date to (b) the sum of Funded Debt as of such date plus Shareholders’ Equity as of such date.

“Total Revolving Credit (USD) Outstandings” means the aggregate Outstanding Amount of all Revolving Credit (USD) Loans, Swing Line Loans and Letter of Credit Usage.

“type” of Term Loan, Revolving Credit (USD) Loan or Revolving Credit (MC) Loan, as the case may be, means (a) a Base Rate Loan or (b) an Eurocurrency Rate Loan with an Interest Period of one, two, three, or six months thereafter, as selected by Borrower in the Request for Extension of Credit relating thereto. “type” means, in respect of Term Loans, Revolving Credit (USD) Loans, Revolving Credit (MC) Loans and Swing Line Loans, their character as such.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Pension Funding Rules for the applicable plan year.

“Unreimbursed Amount” has the meaning specified in Section 2.4(h).

“Unsecured Note Indenture” means the Indenture dated as of November 20, 2006 among Borrower, as issuer, the Subsidiaries from time to time party thereto, as guarantors, and Wells Fargo Bank, N.A., as Trustee.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests and voting interests of which are owned by any one or more of Borrower and its Wholly-Owned Subsidiaries at such time.

“Wholly-Owned Domestic Subsidiary” means a Wholly-Owned Subsidiary of Borrower which is created, organized or domesticated in the United States or under the laws of the United States or any state thereof.

1.2                               Use of Defined Terms.  Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3                               Accounting Terms.

(a)                                 All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein.

(b)                                 If at any time any change in GAAP or the adoption of International Financial Reporting Standards (“IFRS”) (each an “Accounting Change”) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change (subject to the approval of the Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such Accounting Change therein and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Accounting Change. Without limitation of the foregoing, in the event of any change in lease accounting, all calculations pertaining to lease obligations and related requirements of this Agreement shall disregard such change absent any amendment executed in accordance with this Section.

(c)                                  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.4                               Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5                               Exhibits and Schedules.  All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6                               Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.7                               Miscellaneous Terms.  The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

1.8                               Exchange Rates; Currency Equivalents.

(a)                                 Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Extensions of Credit and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Borrower Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)                                 Wherever in this Agreement in connection with a Revolving Credit (MC) Borrowing, Conversion, Continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Credit Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent.

1.9                               Additional Alternative Currencies.

(a)                                 Borrower may from time to time request that Revolving Credit (MC) Loans that are Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  Such request shall be subject to the approval of Administrative Agent and the Revolving Credit (MC) Lenders.

(b)                                 Any such request shall be made to Administrative Agent not later than 11:00 a.m. (California time), 20 Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Administrative Agent in its sole discretion).  Administrative Agent shall promptly notify each Revolving Credit (MC) Lender thereof.  Each Revolving Credit (MC) Lender shall notify Administrative Agent, not later than 11:00 a.m. (California time), ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c)                                  Any failure by a Revolving Credit (MC) Lender to respond to such request within the time period specified in subsection (b) above shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such requested currency.  If Administrative Agent and all the Revolving Credit (MC) Lenders consent to making Eurocurrency Rate Loans in such requested currency, Administrative Agent shall so notify Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Credit (MC) Borrowings of Eurocurrency Rate Loans. If Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.9, Administrative Agent shall promptly so notify Borrower.

1.10                        Change of Currency.

(a)                                 Each obligation of Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Credit (MC) Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Credit (MC) Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  Each provision of this Agreement also shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 2
COMMITMENTS; INTEREST, FEES AND PAYMENT PROCEDURES

2.1                               Loans.

(a)                                 Term Loans.  Subject to the terms and conditions set forth in this Agreement, each Term Loan Lender severally agrees to make a single loan to Borrower in Dollars on the Closing Date in an amount not to exceed such Term Loan Lender’s Term Loan Commitment.  Subject to the foregoing and other terms and conditions hereof, Borrower may thereafter Convert, Continue and prepay Term Loans as set forth herein without premium or penalty, however, amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

(b)                                 Revolving Credit (USD) Loans.  Subject to the terms and conditions set forth in this Agreement, each Revolving Credit (USD) Lender severally agrees, to make, Convert and Continue Revolving Credit (USD) Loans to Borrower in Dollars during the Availability Period as Borrower may request; provided, however, that after giving effect to any Revolving Credit (USD) Borrowing, (i) the aggregate Total Revolving Credit (USD) Outstandings shall not exceed the Aggregate Revolving Credit (USD) Commitments and (ii) the Revolving Credit (USD) Exposure of any Revolving Credit (USD) Lender shall not exceed such Lender’s Revolving Credit (USD) Commitment; provided, further, that the Revolving Credit (USD) Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Credit (USD) Commitments pursuant to Section 10.6. Subject to the foregoing and other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Revolving Credit (USD) Loans as set forth herein without premium or penalty.

(c)                                  Revolving Credit (MC) Loans.  Subject to the terms and conditions set forth in this Agreement, each Revolving Credit (MC) Lender severally agrees, to make, Convert and Continue Revolving Credit (MC) Loans to Borrower in Dollars or in one or more Alternative Currencies during the Availability Period with respect to the Revolving Credit (MC) Facility as Borrower may request; provided, however, that after giving effect to any Revolving Credit (MC) Borrowing, (i) the aggregate Outstanding Amount of all Revolving Credit (MC) Loans of all Revolving Credit (MC) Lenders shall not exceed the

Aggregate Revolving Credit (MC) Commitments and (ii) the aggregate Outstanding Amount of all Revolving Credit (MC) Loans of any Revolving Credit (MC) Lender shall not exceed such Lender’s Revolving Credit (MC) Commitment; provided, further, that the Revolving Credit (MC) Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Credit (MC) Commitments pursuant to Section 10.6. Subject to the foregoing and other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Revolving Credit (MC) Loans as set forth herein without premium or penalty.

(d)                                 Evidence of Debt.  Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. Upon the request of any Lender made through Administrative Agent, such Lender’s Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts.  Each such Lender may endorse on the schedules annexed to its Note(s) the date, amount, currency and maturity of its Loans and payments with respect thereto.  Such loan accounts, records or Notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

2.2                               Borrowings, Conversions and Continuations of Loans.

(a)                                 Borrower may irrevocably request a Borrowing, Conversion or Continuation of Revolving Credit (USD) Loans, Revolving Credit (MC) Loans or Term Loans, as the case may be, in a Minimum Amount therefor by delivering a duly completed Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor. Unless properly and timely otherwise designated as set forth in the preceding sentence, (i) all requested Borrowings of Revolving Credit (USD) Loans, Revolving Credit (MC) Loans or Term Loans shall be made as Base Rate Loans and (ii) on the last day of the Interest Period with respect to any Eurocurrency Rate Loan, such Loan shall be automatically Converted into a Base Rate Loan; provided, however, that in the case of a failure to timely request a Continuation of Revolving Credit (MC) Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  If Borrower fails to specify a currency in a Request for Extension of Credit requesting a Revolving Credit (MC) Borrowing, then the Revolving Credit (MC) Loans so requested shall be made in Dollars.  No Revolving Credit (MC) Loan may be Converted into or Continued as a Revolving Credit (MC) Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Credit (MC) Loan and reborrowed in the other currency.

(b)                                 Promptly following receipt of a Request for Extension of Credit, Administrative Agent shall notify each Lender of the currency of such Extension of Credit and its Pro Rata Share thereof by Requisite Notice. In the case of a Borrowing of Loans, each Lender shall make its Loan available to Administrative Agent in Same Day Funds at Administrative Agent’s Office for the applicable currency not later than the Requisite Time therefor (or, in the case of a Revolving Credit (MC) Loan in an

Alternative Currency, not later than the Applicable Time therefor) on the Business Day specified in such Request for Extension of Credit. Upon satisfaction or waiver of the applicable conditions set forth in Section 4, all funds so received shall be made available to Borrower in like funds received.

(c)                                  Administrative Agent shall promptly notify Borrower and Lenders of the Eurocurrency Rate applicable to any Eurocurrency Rate Loan upon determination thereof.

(d)                                 Unless Administrative Agent and the Requisite Revolving Credit (USD) Lenders otherwise consent, there shall not be more than ten different Interest Periods in effect in respect of the Revolving Credit (USD) Facility at any one time.  Unless Administrative Agent and the Requisite Revolving Credit (MC) Lenders otherwise consent, there shall not be more than ten different Interest Periods in effect in respect of the Revolving Credit (MC) Facility at any one time.  Unless Administrative Agent and the Requisite Term Loan Lenders otherwise consent, there shall not be more than ten different Interest Periods in effect in respect of the Term Loan Facility at any one time.

(e)                                  Without limiting the requirements of Section 4.2, no Loans other than Base Rate Loans may be requested or continued during the existence of an Event of Default. During the existence of an Event of Default, the Requisite Lenders may determine that any or all of the then outstanding Eurocurrency Rate Loans shall be Converted to Base Rate Loans.  Such Conversion shall be effective upon notice to Borrower from Administrative Agent and shall continue so long as such Event of Default continues to exist. During the existence of an Event of Default, the Requisite Revolving Credit (MC) Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(f)                                   Subject to reallocation pursuant to Section 2.14 and 2.16, if a Loan is to be made on the same date that another Loan of the same type and in the same currency is due and payable, Borrower or Lenders, as the case may be, shall make available to Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

(g)                                  The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan.

2.3                               Swing Line.

(a)                                 Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole discretion and in reliance upon the agreements of the other Revolving Credit (USD) Lenders set forth in this Section 2.3, from time to time during the Availability Period with respect to the Revolving Credit (USD) Facility, make Swing

Line Loans to Borrower in Dollars in such amounts as Borrower may request, provided that (i) after giving effect to any Swing Line Loan, the Swing Line Outstandings do not exceed the Swing Line Sublimit and (ii) without the consent of all of Revolving Credit (USD) Lenders, no Swing Line Loan may be made during the continuation of an Event of Default; provided, further, that after giving effect to any Swing Line Loan, (x) the Total Revolving Credit (USD) Outstandings shall not exceed the Aggregate Revolving Credit (USD) Commitments, and (y) the Revolving Credit (USD) Exposure of any Revolving Credit (USD) Lender shall not exceed such Lender’s Revolving Credit (USD) Commitment; and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow, repay and reborrow under this Section. Unless notified to the contrary by the Swing Line Lender, Borrowings under the Swing Line may be made in amounts which are integral multiples of $500,000 (“integral amount”) upon Requisite Notice made to the Swing Line Lender not later than 1:00 p.m. California time. Promptly after receipt of such a request for Borrowing, the Swing Line Lender shall obtain telephonic verification from Administrative Agent that, giving effect to such request, availability for Loans will exist under Section 2.1(b) (and such verification shall be promptly confirmed in writing by facsimile or other electronic means approved by the Swing Line Lender). Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of the integral amount. The Swing Line Lender shall promptly notify Administrative Agent of the Swing Line Outstandings each time there is a change therein.

(b)                                 Subject to Section 2.7(d), Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Applicable Margin or, if Borrower so requests, a fixed rate of interest quoted by Swing Line Lender and agreed to by Borrower, for an interest period quoted by Swing Line Lender and agreed to by Borrower, but for a period not longer than ten Business Days, payable on such dates, as may be specified by the Swing Line Lender and in any event on the Maturity Date. Interest on Swing Line Loans shall be payable upon demand of the Swing Line Lender, and the Swing Line Lender shall be responsible for invoicing Borrower for such interest. The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender, until each Revolving Credit (USD) Lender funds its Base Rate Loan or risk participation pursuant to subsection (d) or (e) below.

(c)                                  Each Swing Line Loan shall be payable (and Borrower agrees to repay) on the earlier of demand made by the Swing Line Lender or the tenth Business Day after the funding of the Swing Line Loan.

(d)                                 Upon the making of a Swing Line Loan, each Revolving Credit (USD) Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Revolving Credit (USD) Lender’s Pro Rata Revolving Credit (USD) Share times the amount of the Swing Line Loan. Upon demand made by the Swing Line Lender, each Revolving Credit (USD) Lender shall, according to its Pro Rata Revolving Credit (USD) Share, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Revolving Credit (USD) Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.

(e)                                  In the event that any Swing Line Loan is outstanding for more than ten Business Days, then on the next Business Day (unless Borrower has made other arrangements acceptable to the Swing Line Lender to repay the Swing Line Loan), Borrower shall request a Revolving Credit (USD) Loan in a Minimum Amount necessary to repay the Swing Line Loan in full. In the event that Borrower fails to request a Revolving Credit (USD) Loan within the Requisite Time therefor, Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Revolving Credit (USD) Loans that are Base Rate Loans to be made by Revolving Credit (USD) Lenders in the Minimum Amount necessary to repay the Swing Line Loan in full and, for this purpose, the conditions precedent set forth in Section 4 shall not apply. The proceeds of such Revolving Credit (USD) Loans shall be paid to the Swing Line Lender for application to the applicable Swing Line Loan.  Upon demand made by the Swing Line Lender, each Revolving Credit (USD) Lender shall promptly fund its respective Pro Rata Revolving Credit (USD) Share of Revolving Credit (USD) Loans as required to repay Swing Line Loans outstanding to the Swing Line Lender.  The obligation of each Revolving Credit (USD) Lender to make such Revolving Credit (USD) Loans shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.

2.4                               Letters of Credit.

(a)                                 Subject to the terms and conditions set forth herein, (i) the Issuing Lender agrees, in reliance upon the agreements of Revolving Credit (USD) Lenders set forth in this Section 2.4, to (x) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with this Section, and (y) to honor drawings under the Letters of Credit; and (ii) the Revolving Credit (USD) Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any Letter of Credit Extension with respect to any Letter of Credit (x) the Total Revolving Credit (USD) Outstandings shall not exceed the Aggregate Revolving Credit (USD) Commitments, (y) the Revolving Credit (USD) Exposure of any Revolving Credit (USD) Lender shall not exceed such Lender’s Revolving Credit (USD) Commitment, and (z) the Outstanding Amount of the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit.  Each Letter of Credit shall be in a form acceptable to the Issuing Lender. The term of a Letter of Credit shall not exceed the Letter of Credit Expiration Date unless (A) the Revolving Credit (USD) Lenders and the Issuing Lender have approved the expiry date of such Letter of Credit, which expiry date shall be no later than 180 days after the Letter of Credit Expiration Date, and (B) the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with Borrower with respect to such Letter of Credit (it being understood that the obligation of a Revolving Credit (USD) Lender to participate in any Letter of Credit Usage with respect to any Letter of Credit so issued shall not extend beyond the Letter of Credit Expiration Date absent the express written consent of such Lender to the contrary). Each commercial Letter of Credit will require drafts drawn at sight.

(b)                                 Borrower may irrevocably request the issuance, supplement, modification, amendment, renewal, or extension of a Letter of Credit by delivering a duly completed Letter of Credit Application therefor to the Issuing Lender, with a copy to Administrative Agent, by Requisite Notice not later than the Requisite Time therefor; provided, however, that for such requests the Requisite Notice must be in writing.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Issuing Lender may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may require.  Additionally, Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Lender or the Administrative Agent may require. This Agreement shall control in the event of any conflict with any Issuer Document.

(c)                                  Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof.  Unless the Issuing Lender has received written notice from any Revolving Credit (USD) Lender, the Administrative Agent or any Borrower Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.2 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit (USD) Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Revolving Credit (USD) Share times the amount of such Letter of Credit.

(d)                                 The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:  (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Lender in good faith deems material to it; (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally; (iii) the Letter of Credit is to be denominated in a currency other than Dollars; (iv) any Revolving Credit (USD) Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Usage as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; or (v) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(e)                                  The Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) the Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(f)                                   The Issuing Lender shall act on behalf of the Revolving Credit (USD) Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.  Without limitation of the foregoing, each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the

Revolving Credit (USD) Lenders or the Requisite Revolving Credit (USD) Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.

(g)                                  If Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Lender, Borrower shall not be required to make a specific request to the Issuing Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit (USD) Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Requisite Revolving Credit (USD) Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit (USD) Lender or Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(h)                                 Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. California time on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Revolving Credit (USD) Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Revolving Credit (USD) Share thereof.  In such event, Borrower shall be deemed to have requested a Revolving Credit (USD) Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving

Credit (USD) Commitments and the conditions set forth in Section 4.2 (other than the delivery of a Request for Extension of Credit).  Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 2.4(h) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  Each Revolving Credit (USD) Lender shall upon any notice pursuant to this Section 2.4(h) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Lender at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Revolving Credit (USD) Share of the Unreimbursed Amount not later than 1:00 p.m. California time on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.4(i), each Revolving Credit (USD) Lender that so makes funds available shall be deemed to have made a Revolving Credit (USD) Loan that is a Base Rate Loan to Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Issuing Lender.  Until each Revolving Credit (USD) Lender funds its Revolving Credit (USD) Loan or Letter of Credit Advance pursuant to this Section 2.4(h) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Revolving Credit (USD) Share of such amount shall be solely for the account of the Issuing Lender.

(i)                                     With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit (USD) Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the Issuing Lender a Letter of Credit Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit (USD) Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.4(h) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section 2.4.

(j)                                    Each Revolving Credit (USD) Lender’s obligation to make Revolving Credit (USD) Loans or Letter of Credit Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.4, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit (USD) Lender’s obligation to make Revolving Credit (USD) Loans pursuant to this Section 2.4 is subject to the conditions set forth in Section 4.2 (other than delivery by Borrower of a Request for Extension of Credit).  No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

(k)                                 If any Revolving Credit (USD) Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4 by the time specified in Section 2.4(h), then, without limiting the other provisions of this Agreement, the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing.  If such Revolving Credit (USD) Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit (USD) Loan included in the relevant Revolving Credit (USD) Borrowing or Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing, as the case may be.  A certificate of the Issuing Lender submitted to any Revolving Credit (USD) Lender (through the Administrative Agent) with respect to any amounts owing under this Section shall be conclusive absent manifest error.

(l)                                     The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:

(i)                                     any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                                  any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrower;

(iii)                               the existence of any claim, set-off, defense, or other rights which Borrower may have at any time against the Issuing Lender, Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv)                              any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v)                                 payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

(vi)                              the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii)                           the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii)                        the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix)                              any failure or delay in notice of shipments or arrival of any Property;

(x)                                 any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

(xi)                              any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

(xii)                           any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

(xiii)                        so long as the Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

(xiv)                       where the Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever.

(m)                             Unless otherwise expressly agreed by the Issuing Lender and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the Issuing Lender shall not be responsible to Borrower for, and the Issuing Lender’s rights and remedies against Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking

Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(n)                                 Borrower shall pay directly to the Issuing Lender for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Bank of America Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between Borrower and the Issuing Lender, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Bank of America Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  The fronting fee with respect to any standby Letter of Credit shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  Borrower shall also pay to Administrative Agent, for the ratable account of the Revolving Credit (USD) Lenders in accordance with their Pro Rata Revolving Credit (USD) Shares, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit in an amount equal to the Applicable Margin times the average daily maximum amount available to be drawn on such outstanding Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit shall be subject to adjustment as set forth in Section 2.16(a)(iii).  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. Borrower shall also pay to the Issuing Lender for its own account, from time to time on demand, the Issuing Lender’s standard processing fees, costs and charges with respect to Letters of Credit.  The Letter of Credit fronting fees and the Letter of Credit Fees are nonrefundable. Notwithstanding anything to the contrary contained herein, upon the request of the Requisite Revolving Credit (USD) Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(o)                                 As of the Effective Date, Bank of America has issued for the account of Borrower certain existing letters of credit listed on Schedule 2.4 hereto (collectively, the “Existing Letters of Credit”). On the Effective Date, all Existing Letters of Credit shall be deemed to have been issued pursuant hereto and each Revolving Credit (USD) Lender shall be deemed to have purchased a participation in the Existing Letters of Credit in the same manner as if the Existing Letters of Credit had been a Letter of Credit issued hereunder.   In addition to the foregoing, to the extent so agreed among Borrower, the Issuing Lender and the applicable applicant in writing pursuant to mutually acceptable documentation entered into from time to time among such Persons on or after the date any of Metals USA Holdings Corp. or its Subsidiaries becomes a Subsidiary of Borrower or merges into or otherwise consolidates with Borrower or one of its Subsidiaries (such date, the “MUSA Acquisition Date”) certain letters of credit that have been issued by Bank of America for the account of Metals USA Holdings Corp. and/or its Subsidiaries identified in such documentation (collectively, the “MUSA Letters of Credit”) may be deemed to have been issued pursuant hereto and each Revolving Credit (USD) Lender shall be deemed to have purchased a participation therein in the same manner as if the MUSA Letters of Credit had been issued hereunder.  With respect to the Existing Letters of Credit from and after the Effective Date and the MUSA Letters of Credit from and after the date the documentation with respect thereto is entered into, as the case may be, the Letter of Credit Fees and the fronting fees will accrue, the undrawn amount thereof shall constitute Letter of Credit Usage and such Existing Letters of Credit or MUSA Letters of Credit, as the case may be, shall be subject to and governed by the terms and conditions hereof.

(p)                                 Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.5                               Prepayments.

(a)                                 Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Revolving Credit (USD) Loans, Revolving Credit (MC) Loans or Term Loans in the Minimum Amount therefor. Administrative Agent will promptly notify each Revolving Credit (USD) Lender, Revolving Credit (MC) Lender or Term Loan Lender, as the case may be, thereof and of such Lender’s Pro Rata Share of such prepayment.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.5(a) shall be applied to the principal repayment installments thereof on a pro rata basis.

(b)                                 If for any reason the Total Revolving Credit (USD) Outstandings exceed the Aggregate Revolving Credit (USD) Commitments as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Revolving Credit (USD) Loans or Swing Line Loans and/or deposit Cash Collateral to be held by Administrative Agent in an interest-bearing cash collateral account as collateral for Letter of Credit Usage hereunder in an aggregate amount equal to such excess.

(c)                                  If for any reason the Outstanding Amount of all Revolving Credit (MC) Loans exceeds an amount equal to the Aggregate Revolving Credit (MC) Commitments as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Revolving Credit (MC) Loans in an aggregate amount equal to such excess.

(d)                                 Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.6.

2.6                               Voluntary Reduction or Termination of Revolving Credit (USD Commitments / Revolving Credit (MC) Commitments.  Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower shall have the right, at any time and from time to time, without penalty or charge, to permanently and irrevocably reduce the Aggregate Revolving Credit (USD) Commitments or Aggregate Revolving Credit (MC) Commitments in a Minimum Amount therefor, or terminate the Aggregate Revolving Credit (USD) Commitments or Aggregate Revolving Credit (MC) Commitments, provided, that Borrower shall not terminate or reduce (a) the Aggregate Revolving Credit (USD) Commitments if, after giving effect thereto and any concurrent prepayment hereunder and completion of arrangements made with respect to Letters of Credit approved by the Issuing Lender and the Administrative Agent, (i) the Total Revolving Credit (USD) Outstandings would exceed the Aggregate Revolving Credit (USD) Commitments, (ii) the Outstanding Amount of Letter of Credit Usage would exceed the Letter of Credit Sublimit or (iii) the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit or (b) the Aggregate Revolving Credit (MC) Commitments if, after giving effect thereto and any concurrent prepayment hereunder, the aggregate Outstanding Amount of Revolving Credit (MC) Loans of all Revolving Credit (MC) Lenders would exceed the Aggregate Revolving Credit (MC) Commitments. Administrative Agent shall promptly notify Lenders of any request for reduction or termination of the Aggregate Revolving Credit (USD) Commitments or Aggregate Revolving Credit (MC) Commitments under this Section. Each Revolving Credit (USD) Lender’s Revolving Credit (USD) Commitment or each Revolving Credit (MC) Lender’s Revolving Credit (MC) Commitment, as the case may be, shall be reduced by an amount equal to such Lender’s Pro Rata Share with respect to the applicable Facility times the amount of such reduction. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit (USD) Commitments or Aggregate Revolving Credit (MC) Commitments, as the case may be, shall be paid on the effective date of such termination.

2.7                               Principal and Interest.

(a)                                 Term Loan.  Borrower shall pay to the Term Loan Lenders the aggregate principal amount of all Term Loans in quarterly principal installments as set forth on Schedule 2.7(a) (which principal amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.5); provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b)                                 Revolving Credit (USD) Loans / Revolving Credit (MC) Loans.  If not sooner paid, Borrower shall pay to (i) the Revolving Credit (USD) Lenders the aggregate outstanding principal amount of all Revolving Credit (USD) Loans on the Maturity Date and (ii) the Revolving Credit (MC) Lenders the aggregate outstanding principal amount of all Revolving Credit (MC) Loans on the Maturity Date.

(c)                                  Interest.  Subject to subsection (d) below, Borrower agrees to pay interest on the unpaid principal amount of the Loans (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law) from the date borrowed until paid in full (whether by acceleration or otherwise) (i) in the case of Base Rate Loans (other than Swing Line Loans), on each Interest Payment Date therefor at a rate per annum equal to the Base Rate plus the Applicable Margin, (ii) in the case of Eurocurrency Rate Loans, on each Interest Payment Date therefor at the Eurocurrency Rate for the applicable Interest Period plus the Applicable Margin plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost and (iii) in the case of Swing Line Loans, at such times and at such rates as set forth in Section 2.3.

(d)                                 Default Rate.  If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Upon the request of the Requisite Revolving Credit (USD) Lenders (in the case of the Revolving Credit (USD) Facility), the Requisite Revolving Credit (MC) Lenders (in the case of the Revolving Credit (MC) Facility) or the Requisite Term Loan Lenders (in the case of the Term Loan Facility), while any Event of Default (other than as contemplated by the preceding sentence) exists, Borrower shall pay interest on the principal amount of all Outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts including, without limitation, interest on past due interest shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws and payable upon demand.

(e)                                  Canadian Provisions.  For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.8                               Fees.

(a)                                 Commitment Fee.

(i)                                     Revolving Credit (USD) Facility.  Borrower agrees to pay to Administrative Agent for the account of each Revolving Credit (USD) Lender pro rata according to its Pro Rata Revolving Credit (USD) Share, a commitment fee in Dollars equal to the Applicable Margin times the actual daily amount by which the Aggregate Revolving Credit (USD) Commitments exceed the Total Revolving

Credit (USD) Outstandings (excluding Swing Line Loans), subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times from the Effective Date until the Maturity Date and shall be payable quarterly in arrears on each Quarterly Payment Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. The commitment fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

(ii)                                  Revolving Credit (MC) Facility.  Borrower agrees to pay to Administrative Agent for the account of each Revolving Credit (MC) Lender pro rata according to its Pro Rata Share with respect to the Revolving Credit (MC) Facility, a commitment fee in Dollars equal to the Applicable Margin times the actual daily amount by which the Aggregate Revolving Credit (MC) Commitments exceed the aggregate Outstanding Amount of Revolving Credit (MC) Loans of all Revolving Credit (MC) Lenders, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times from the Effective Date until the Maturity Date and shall be payable quarterly in arrears on each Quarterly Payment Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. The commitment fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

(b)                                 Other Fees.  Borrower shall pay to the Arrangers, Administrative Agent and the Issuing Lender for their own respective accounts (or, to the extent specified in the Bank of America Fee Letter, for the account of Lenders) fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.9                               Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin.

(a)                                 Computation of Interest and Fees.  Computation of interest on Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on all other types of Loans and Obligations and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to Lenders than a method based on a year of 365 or 366 days or, in the case of interest in respect of Revolving Credit (MC) Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder, and any amount paid as interest hereunder which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

(b)                                 Retroactive Adjustments of Applicable Margin.  If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by Borrower as of any applicable date on or after the Effective Date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.4(i), 2.4(n) or 2.7(d) or under Section 8.  Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.10                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than the Requisite Time on the date specified herein.  Except as otherwise expressly provided herein, all payments by Borrower hereunder with respect to principal and interest on Revolving Credit (MC) Loans denominated in an Alternative Currency shall be made to Administrative Agent, for the account of the respective Revolving Credit (MC) Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender any such payment made by Borrower for the account of Lenders such Lender’s Pro Rata Share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received (i) after such Requisite Time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)                                 Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received, if payable to Borrower, by crediting the Designated Deposit Account. Administrative Agent’s determination, or any Lender’s determination not contradictory thereto, of any amount payable hereunder shall be conclusive in the absence of manifest error.

(c)                                  Subject to the definition of “Interest Period,” if any payment to be made by Borrower or any other Borrower Party shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

(d)                                 Unless Borrower or any Lender have notified Administrative Agent prior to the time any payment to be made by them is due, that they do not intend to remit such payment, Administrative Agent may, in its discretion, assume that Borrower or Lender, as the case may be, have timely remitted such payment and may, in its discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to Administrative Agent, then:

(i)                                     if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at the Overnight Rate; and

(ii)                                  if any Lender failed to make such payment, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent promptly shall notify Borrower, and Borrower shall pay such corresponding amount to Administrative Agent. Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent or Borrower to the date such corresponding amount is recovered by Administrative Agent, (A) from such Lender at a rate per annum equal to the Overnight Rate, and (B) from Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.11                        Funding Sources.  Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12                        Automatic Deduction.  On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with Administrative Agent (as such account shall be designated by Borrower in a written notice to Administrative Agent from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full. Borrower hereby authorizes Administrative Agent (i) to deduct automatically all interest or fees when due hereunder or under the Notes from Borrower Account, and (ii) if and to the extent any payment under this Agreement or any other Loan Document is not made when due, to deduct automatically any such amount from any or all of the accounts of Borrower maintained with Administrative Agent. Administrative Agent agrees to provide timely notice to Borrower of any automatic deduction made pursuant to this Section 2.12.

2.13                        Obligations of Lenders Several.  The obligations of Lenders hereunder to make Revolving Credit (USD) Loans, Revolving Credit (MC) Loans and Term Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

2.14                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in Letter of Credit Usage and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Letter of Credit Usage or Swing Line Loans to any assignee or participant other than to Borrower or any of its Subsidiaries (as to which the provisions of this Section apply).

2.15                        Increase in Commitments.

(a)                                 Request for Increase.  Provided there exists no Default or Event of Default, upon notice to Administrative Agent (which shall promptly notify the Revolving Credit (USD) Lenders), Borrower may from time to time request an increase in the Aggregate Revolving Credit (USD) Commitments by an amount for all such requests) not exceeding $500,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, and (ii) Borrower may make a maximum of ten such requests. At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Revolving Credit (USD) Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)                                 Revolving Credit (USD) Lender Elections to Increase.  Each Revolving Credit (USD) Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit (USD) Commitment (it being understood that no Revolving Credit (USD) Lender has any obligation to do so) and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Revolving Credit (USD) Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit (USD) Commitment.

(c)                                  Notification by Administrative Agent; Additional Revolving Credit (USD) Lenders.  Administrative Agent shall notify Borrower and each Revolving Credit (USD) Lender of the Revolving Credit (USD) Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Administrative Agent, the Issuing Lender and the Swing Line Lender (which approvals shall not be unreasonably withheld), Borrower may also invite additional Eligible Assignees to become Revolving Credit (USD) Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations.  If the Aggregate Revolving Credit (USD) Commitments are increased in accordance with this Section, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower and the Revolving Credit (USD) Lenders of the final allocation of such increase and the Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, Borrower shall deliver to Administrative Agent a certificate of Borrower and each Guarantor dated as of the Increase Effective Date (with sufficient copies for each Revolving Credit (USD) Lender) signed by a Responsible Officer of such Person (i) certifying and attaching the resolutions adopted by such Person approving or consenting to such increase and (ii) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in clauses (a) and (b) of Section 5.12 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1, and (B) no Default or Event of Default exists. Borrower shall prepay any Revolving Credit (USD) Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.6) to the extent necessary to keep the outstanding Revolving Credit (USD) Loans ratable with any revised Pro Rata Revolving Credit (USD) Shares arising from any nonratable increase in the Revolving Credit (USD) Commitments under this Section.

(f)                                   Conflicting Provisions.  This Section shall supersede any provisions in Section 2.14 or 10.1 to the contrary.

2.16                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this

Agreement shall be restricted as set forth in the definitions of “Requisite Lenders”, “Requisite Revolving Credit (USD) Lenders”, “Requisite Credit (MC) Lenders” and “Requisite Term Loan Lenders” and in Section 10.1.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 3 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender under such Facility or, in the case of the Revolving Credit (USD) Facility, the Issuing Lender or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or in respect of any Letter of Credit Usage in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or such Letter of Credit Usage incurred at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and amounts in respect of Letter of Credit Usage owed to, all non-Defaulting Lenders under the applicable Facility on a pro rata basis (and ratably among all applicable Facilities computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of, or amounts in respect of Letter of Credit Usage owed to, that Defaulting Lender under the applicable Facility until such time as all Loans and funded and unfunded participations in Letter of Credit Usage and Swing Line

Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.8(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Revolving Credit (USD) Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.  With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to this paragraph, Borrower shall (x) pay to each non-Defaulting Lender in the Revolving Credit (USD) Facility that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Usage that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, and (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender that is a Revolving Credit (USD) Lender to acquire, refinance or fund participations in Swing Line Loans or Letters of Credit pursuant to Sections 2.3 and 2.4, the “Pro Rata Share” of each non-Defaulting Lender that is a Revolving Credit (USD) Lender shall be computed without giving effect to the Revolving Credit (USD) Commitment of that Defaulting Lender but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit (USD) Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit (USD) Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)                                 Defaulting Lender Cure.  If Borrower, the Administrative Agent, and, in the case that a Defaulting Lender is a Revolving Credit (USD) Lender, the Swing Line Lender and the Issuing Lender agree in writing in their sole discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders in the respective Facilities or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their respective Pro Rata Shares (without giving effect to Section 2.16(a)(iv)) in the respective Facilities, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.17                        Cash Collateral.

(a)                                 Certain Credit Support Events.  (i) Upon the request of Issuing Lender, if Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in Letter of Credit Usage in respect of such Letter of Credit, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all Letter of Credit Usage; (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Usage for any reason remains outstanding; or (iii) Borrower is required to provide Cash Collateral pursuant to Section 8.2(c), Borrower shall, in each case, immediately Cash Collateralize all Letter of Credit Usage.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Issuing Lender, Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure of the Issuing Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure of the Issuing Lender (after giving effect to Section 2.16(a)(iv)) and other obligations secured thereby (as identified at the time such Cash Collateral is provided), Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.4, or 8.2 or any other provision of this Agreement in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Usage, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations (as identified at the time of the provision thereof) for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Sections 10.6 and 10.13)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Borrower Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 3
TAXES, YIELD PROTECTION AND ILLEGALITY

3.1          Taxes.

(a)           Payments Free of Taxes.  Each payment of any amount payable by Borrower or any other Borrower Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any Applicable Taxes or Lender Taxes. To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Applicable Taxes or Lender Taxes from any amount payable to any Lender or the Issuing Lender under this Agreement, Borrower shall promptly notify Administrative Agent of such fact and (a) make such deduction or withholding and pay the same to the relevant Governmental Authority and (b) in case of an Applicable Tax, pay such additional amount directly to that Lender or the Issuing Lender as is necessary to result in that Lender or the Issuing Lender receiving a net after-Applicable Tax amount equal to the amount to which that Lender or the Issuing Lender would have been entitled under this Agreement absent such deduction or withholding. Within 30 days after the date of any payment by Borrower of any amounts pursuant to this section, Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Administrative Agent.

(b)           Indemnification by Borrower.  Borrower shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Applicable Taxes (including for the full amount of any Applicable Taxes imposed or asserted on or attributable to amounts payable under this paragraph) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Applicable Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

3.2          Increased Costs.  If any Lender or the Issuing Lender reasonably determines that any Law or guidelines (whether or not having the force of law), or compliance therewith, have the effect of increasing its cost of agreeing to make or making, to issue or participating in, funding or maintaining any Loans or Letters of Credit, then Borrower shall, upon demand by such Lender or the Issuing Lender (with a copy of such demand to Administrative Agent), pay to Administrative Agent for the account of such Lender or the Issuing Lender additional amounts sufficient to compensate such Lender or the Issuing Lender for such increased cost.

3.3          Capital Adequacy.  If any Lender or the Issuing Lender determines that any Law regarding capital adequacy, or compliance by such Lender or the Issuing Lender (or its Lending Office) or any corporation controlling Lender or the Issuing Lender, with any Law, request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority not imposed as a result of the Issuing Lender’s, such Lender’s or such corporation’s failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender, the Issuing Lender or any corporation controlling such Lender or the Issuing Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s and the Issuing Lender’s desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then upon demand of such Lender or the Issuing Lender (with a copy to Administrative Agent), Borrower shall pay to such Lender or the Issuing Lender, from time to time as specified in good faith by such Lender or the Issuing Lender, additional amounts sufficient to compensate such Lender or the Issuing Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement.

3.4          Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate or CDOR Rate (whether in Dollars or an Alternative Currency), or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable offshore interbank market, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make such Loans in the affected currency or currencies shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or Convert all Eurocurrency Rate Loans of such Lender, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. If such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.5          Inability to Determine Rates.  If, in connection with any Request for Extension of Credit, Administrative Agent or the Requisite Lenders determines that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to Lenders in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of the requested Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for the Loans requested therein, or (c) such underlying interest rates do not adequately and fairly reflect the cost to Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to (x) make or maintain Eurocurrency Rate Loans in the affected currency or currencies based upon such affected interest rate shall be suspended and (y) in the event of a determination described in this sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (including at the direction of the Requisite Lenders in the case of such a determination by the Requisite Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending Request for Extension of Credit for such type of Loan or, failing that, be deemed to have converted such Request for Extension of Credit into a request for Base Rate Loans in the amount specified therein.

3.6          Breakfunding Costs.  Upon Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day in the applicable Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise and including any such action required under this Section 3), upon the failure of Borrower (for a reason other than the failure of a Lender to make a Loan) to borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount specified in any Request for Extension of Credit, or upon the failure of Borrower to make payment of any Loan denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then Borrower shall, upon demand made by any Lender (with a copy to Administrative Agent), reimburse each Lender (other than a Defaulting Lender) and hold each such Lender harmless from any loss or expense which any such Lender may sustain or incur as a consequence thereof, including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from foreign exchange losses.

3.7          Matters Applicable to all Requests for Compensation.

(a)           Administrative Agent and any Lender shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to Administrative Agent or that Lender under this Section 3 has been determined, concurrently with demand for such payment. Administrative Agent’s or any Lender’s determination of any amount payable under this Section 3 shall be conclusive in the absence of manifest error.

(b)           For purposes of calculating amounts payable under this Section 3 any Loan shall be deemed to have been funded at the applicable interest rate set forth in the definition thereof whether or not such Loan was, in fact, so funded.

(c)           All of Borrower’s obligations under this Section 3 shall survive termination of the Aggregate Commitments and payment in full of all Outstanding Obligations hereunder.

SECTION 4
CONDITIONS

4.1          Conditions of Amendment and Restatement.  The effectiveness of this Agreement as an amendment and restatement of the Existing Credit Agreement is subject to the following conditions precedent, each of which shall be satisfied (unless all of Lenders, in their sole and absolute discretion, shall agree otherwise):

(a)           Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Officer of Borrower, each dated as of the Effective Date or, in the case of the documents required under subsection (iv) below, as of a recent date, and each in form and substance satisfactory to Administrative Agent, each of the Lenders, and their respective legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless Administrative Agent otherwise agrees or directs):

(i)            at least one executed counterpart of this Agreement, together with arrangements satisfactory to Administrative Agent for additional executed counterparts of this Agreement, sufficient in number for distribution to each Lender and Borrower;

(ii)           Notes executed by Borrower in favor of each Lender requesting a Note;

(iii)          the Master Subsidiary Guaranty executed by each Guarantor;

(iv)          with respect to Borrower and each Guarantor, such documentation as may be required by the Administrative Agent to establish the due organization, valid existence and good standing of Borrower and each such Guarantor under the laws of its jurisdiction of organization, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified (where failure to be qualified could reasonably be expected to result in a Material Adverse Effect), its authority to execute, deliver and perform any Loan Documents to which it is a party, the identity, authority and capacity of each Responsible Officer thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, certificates of Responsible Officers, and the like;

(v)           the Opinion of Counsel;

(vi)          a certificate signed by a Responsible Officer of Borrower certifying that (i) the conditions specified in Sections 4.1(d) and 4.1(e) have been satisfied, and (ii) there shall not have occurred a material adverse change since December 31, 2012 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to Administrative Agent or any Lender on or prior to the Effective Date; and

(vii)         such other assurances, certificates, documents, consents or opinions as Lenders or Administrative Agent reasonably may require.

(b)           Any fees required to be paid on or before the Effective Date shall have been paid.

(c)           Attorney Costs of Bank of America to the extent invoiced prior to or on the Effective Date, plus such additional amounts of Attorney Costs as shall constitute Bank of America’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not hereafter preclude final settling of accounts between Borrower and Bank of America) shall have been paid.

(d)           The representations and warranties of Borrower contained in Section 5 shall be true and correct.

(e)           Borrower and the other Borrower Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to all Extensions of Credit made on the Effective Date, no Default or Event of Default shall result therefrom on the Effective Date.

Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.2          Any Extension of Credit.  In addition to the occurrence of the Effective Date, the obligation of each Lender and the Issuing Lender to make any Extension of Credit, including on the Effective Date, is subject to the following conditions precedent:

(a)           the representations and warranties of Borrower contained in Section 5 are true and correct in all material respects as though made on and as of such date (after giving effect to the proposed Extension of Credit occurring on such date);

(b)           no Default or Event of Default has occurred and is continuing, or would result from such proposed Extension of Credit;

(c)           Administrative Agent shall have timely received a duly completed Request for Extension of Credit or Letter of Credit Application, as applicable, by Requisite Notice by the Requisite Time therefor;

(d)           in the case of an Extension of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of Administrative Agent or Requisite Revolving Credit (USD)

Lenders would make it impracticable for such Extension of Credit to be denominated in the relevant Alternative Currency; and

(e)           Administrative Agent shall have received such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent or Requisite Lenders reasonably may require.

SECTION 5
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and Lenders that:

5.1          Existence and Qualification; Power; Compliance With Laws.  Borrower and each of its Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower and each of its Subsidiaries is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower and each of its Subsidiaries has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a party and to perform its Obligations hereunder and thereunder. All outstanding shares of capital stock of Borrower and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Borrower and each of its Subsidiaries is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

5.2          Authority; Compliance With Other Agreements and Instruments and Government Regulations.  The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(a)           Require any consent or approval not heretofore obtained of any partner, director, manager, stockholder, security holder or creditor of such party;

(b)           Violate or conflict with any provision of such party’s charter, articles of incorporation, bylaws or other organizational documents, as applicable;

(c)           Result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or leased or hereafter acquired by such party;

(d)           Violate any Laws applicable to such party; or

(e)           Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such party is a party or by which such party or any of its Property is bound or affected.

5.3          No Governmental Approvals or Other Consents Required.  No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority or any other Person is or will be necessary or required to authorize or permit under applicable Laws the execution, delivery and performance by, or enforcement against, Borrower and its Subsidiaries of the Loan Documents to which it is a party.

5.4          Binding Obligations.  Each of the Loan Documents to which Borrower or any Subsidiary thereof is a party will, when executed and delivered by such party, constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

5.5          Litigation.  Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any Subsidiary thereof of less than $20,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrower or any of its Subsidiaries and (d) matters set forth in Schedule 5.5, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Authority, which if adversely determined would have a Material Adverse Effect.

5.6          No Default.  No event has occurred and is continuing that is a Default or Event of Default.

5.7          ERISA Compliance.

(a)           Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service or an application for such a letter is currently being processed by the United States Internal Revenue Service with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b)           Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan and Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period under the Pension Funding Rules has been made with respect to any Pension Plan or Multiemployer Plan.

(c)           There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability, other than Unfunded Pension Liability which, when aggregated with all Unfunded Pension Liability of all other Pension Plans, does not exceed $35,000,000 in the aggregate at any time; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.8          Use of Proceeds; Margin Regulations.  No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U and X. Margin Stock does not constitute more than 5% of the value of the combined assets of Borrower and its Subsidiaries and Borrower does not have any present intention that Margin Stock will constitute more than 5% of the value of such assets.

5.9          Title to Property.  Borrower and its Subsidiaries have valid title to the Property reflected in the balance sheet described in Section 5.12(a), other than items of Property which are immaterial to Borrower and its Subsidiaries, taken as a whole, and Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens, other than Liens described in Schedule 5.9 or permitted by Section 7.1.

5.10        Intangible Assets.  Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

5.11        Tax Liability.  Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material item or portion of Property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

5.12        Financial Statements.

(a)           The audited consolidated balance sheet dated December 31, 2012, and the most recent quarterly consolidated balance sheets delivered pursuant to Section 6.1(b), of Borrower and its Subsidiaries, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Year or Fiscal Quarter, as applicable, ended on those dates (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes or other material commitments.

(b)           Since the date of the audited financial statements referred to in subsection (a) above, there has been no Material Adverse Effect.

5.13        Environmental Compliance.  Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that compliance with such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.14        Investment Company Act.  Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Subsidiaries.  Schedule 5.15 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock issued and outstanding, number of shares owned by Borrower or any Subsidiary of Borrower (specifying such owner) and jurisdictions of organization of all Subsidiaries of Borrower. Each Material Domestic Subsidiary has executed and delivered the Master Subsidiary Guaranty. Unless otherwise indicated in Schedule 5.15, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrower, as applicable, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens except for Permitted Liens. From time to time, Borrower may update Schedule 5.15 by delivering a revised version to Administrative Agent, whereupon this Agreement shall be deemed to be amended as set forth in such revised Schedule 5.15.

5.16        Insurance.  The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and self-insurance and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary operates.

5.17        Disclosure.  No written statement made by a Responsible Officer to Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

5.18        OFAC.  Neither Borrower, nor any of its Subsidiaries, nor, to the knowledge of Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

5.19        Solvency.  Each Borrower Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

SECTION 6
AFFIRMATIVE COVENANTS

So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed under any Loan Document, any Letter of Credit remains outstanding, or any portion of the Commitments remains in force, Borrower shall, and shall cause each of its Subsidiaries to:

6.1          Financial Statements.  Deliver to Administrative Agent in form and detail reasonably satisfactory to Administrative Agent and the Requisite Lenders, with sufficient copies for each Lender:

(a)           As soon as practicable, and in any event within 95 days after the end of each Fiscal Year, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, Shareholders’ Equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with generally accepted auditing standards and applicable securities laws as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any “going concern” or like qualification or exception nor to any other qualification or exception that are reasonably determined by the Requisite Lenders in their good faith business judgment to be materially adverse to the interests of Lenders.

(b)           As soon as practicable, and in any event within 50 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail.

6.2          Certificates, Notices and Other Information.  Deliver to Administrative Agent in form and detail satisfactory to Administrative Agent and the Requisite Lenders, with sufficient copies for each Lender:

(a)           Concurrently with the financial statements required pursuant to Sections 6.1(a) and 6.1(b), a Compliance Certificate signed by a Responsible Officer of Borrower;

(b)           Promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

(c)           Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to Lenders pursuant to other provisions of this Section;

(d)           Promptly after request by Administrative Agent or any Lender, copies of any other report or other document that was filed by Borrower or any of its Subsidiaries with any Governmental Authority;

(e)           As soon as practicable, notice of the occurrence of any (i) ERISA Event, other than with respect to the standard termination of a Pension Plan as to which neither any Borrower Party nor any of its ERISA Affiliates has any liability (contingent or otherwise) and to which Borrower Parties have contributed less than $35,000,000 in the aggregate with respect to all such Pension Plans, (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, (iii) the adoption of, or the commencement of contributions to, any Pension Plan or Multiemployer Plan subject to the Pension Funding Rules by Borrower or any ERISA Affiliate, or (iv) the adoption of any amendment to a Pension Plan subject to the Pension Funding Rules, if such amendment results in a material increase in contributions or Unfunded Pension Liability, telephonic notice specifying the nature thereof, and, no more than five Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower or any of its Subsidiaries are taking or propose to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(f)            With reasonable promptness copies of (i) all notices received by Borrower or any of its ERISA Affiliates of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (ii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, other than a Pension Plan to which Borrower does not contribute or as to which Borrower has no liability (contingent or otherwise); and (iii) all notices received by Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(g)           As soon as practicable, notice of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default, specifying the nature and period of existence thereof and specifying what action Borrower is taking or propose to take with respect thereto;

(h)           As soon as practicable, notice of (i) the commencement of a legal proceeding or investigation (which investigation is known to Borrower) with respect to a claim against Borrower or any of its Subsidiaries that is $20,000,000 or more in excess of the amount thereof that is fully covered by insurance, including pursuant to any applicable Environmental Laws, (ii) any creditor or lessor under a written credit agreement or material lease asserting a default thereunder on the part of Borrower or any of its Subsidiaries, (iii) commencement of a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a credit agreement or material lease in excess of $20,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, or (iv) any material development in any litigation or proceeding (as described in clauses (i) and (iii) above) affecting Borrower or its Subsidiaries;

(i)            Notice of any material change in accounting policies or financial reporting practices by Borrower or any of its Subsidiaries (other than changes required by GAAP or by regulations promulgated by the Securities and Exchange Commission);

(j)            Promptly, such other data and information as from time to time may be reasonably requested by Administrative Agent, any Lender (through Administrative Agent) or the Requisite Lenders.

Documents required to be delivered pursuant to Section 6.1 or this Section 6.2(c) may be delivered electronically, and if so delivered shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 10.2; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Borrower shall notify the Administrative Agent and each lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery by a Lender and each Lender shall be solely responsible for requesting delivery to it or maintaining it copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent and/or the Arrangers will make available to Lenders and the Issuing Lender materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Debt Domain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Arrangers, the Issuing Lender and Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.3          Guaranties.

(a)           If, as of the last day of any fiscal quarter, the Tangible Assets as of such date or EBITDA for the period of four fiscal quarters ending on such date for Borrower and all Guarantors are less than 80% of the consolidated Tangible Assets as of such date or consolidated EBITDA for such period, respectively, of Borrower and its Subsidiaries, promptly identify to the Administrative Agent in writing one or more other Subsidiaries who shall become Guarantors such that, when such additional Subsidiaries’ Tangible Assets as of the last day of such fiscal quarter and EBITDA for such period are aggregated with those of Borrower and other Guarantors, the aggregate Tangible Assets and EBITDA would be not less than 80% of such consolidated Tangible Assets as of such date and consolidated EBITDA for such period, respectively, of Borrower and its Subsidiaries.

(b)           Within 45 days (or such longer period approved by the Administrative Agent in its sole discretion) after (i) any Subsidiary becomes a Material Domestic Subsidiary or is designated as a Guarantor pursuant to clause (a) above or (ii) any Subsidiary becomes a guarantor or obligor of any Indebtedness permitted pursuant to Section 7.3(a) or (g), deliver to Administrative Agent (A) a Guaranty Joinder Agreement substantially in the form of Exhibit A to the Master Subsidiary Guaranty (with appropriate insertions made and executed by its authorized officer) and (B) a Certificate of Secretary substantially in the form of Exhibit B to the Master Subsidiary Guaranty (with appropriate insertions made, the required documents attached and executed by its secretary or other responsible officer), in each case to the extent such Subsidiary is not already a Guarantor.

6.4          Preservation of Existence.  Preserve and maintain its existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of its business, except where the failure to so preserve and maintain the existence of any of Borrower’s Subsidiaries and such authorizations would not constitute a Material Adverse Effect and except that a merger permitted hereunder shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

6.5          Maintenance of Properties.  Maintain, preserve and protect all of its depreciable Properties in good order and condition, subject to normal wear and tear in the ordinary course of business, and not permit any waste of its Properties, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

6.6          Maintenance of Insurance.  Maintain liability, casualty and other insurance (subject to customary deductibles, self-insurance, and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate.

6.7          Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.8          Compliance With Laws.  Comply, within the time period, if any, given for such compliance by the relevant Governmental Authority, with all Laws noncompliance with which constitutes a Material Adverse Effect, except that Borrower and its Subsidiaries need not comply with Laws then being contested by any of them in good faith by appropriate proceedings.

6.9          Environmental Laws.  Conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

6.10        Inspection Rights.  Subject to the confidentiality provisions of Section 10.7, upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries or the performance by any officer of his or her responsibilities), permit Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees or accountants and, upon request, furnish promptly to Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower.

6.11        Keeping of Records and Books of Account.  Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or any of its Subsidiaries.

6.12        Compliance with ERISA.  Cause, and cause each of its ERISA Affiliates to: (a) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Pension Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Pension Plan subject to Section 412 of the Code.

6.13        Compliance With Agreements.  Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which Borrower or any of its Subsidiaries is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, except for any such Contractual Obligations (a) the performance of which would cause a Default or an Event of Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

6.14        Use of Proceeds.  Use the proceeds of all Extensions of Credit for working capital, capital expenditures, Acquisitions, Investments, stock repurchases, and general corporate purposes of Borrower and its Subsidiaries.

SECTION 7
NEGATIVE COVENANTS

So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed under any Loan Document, any Letter of Credit remains outstanding, or any portion of the Commitments remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1          Liens, Negative Pledges.  Create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

(a)           Permitted Liens;

(b)           Liens and Negative Pledges under the Loan Documents;

(c)           Liens and Negative Pledges existing on the Effective Date and disclosed in Schedule 5.9 and Negative Pledges in documents entered into in connection with the issuance of Indebtedness permitted under Section 7.3(a) or Section 7.3(g) (which Negative Pledges shall be substantially identical to those existing on the Effective Date and set forth in the Unsecured Note Indenture) and any renewals, extensions or amendments thereof; provided that the obligations secured or benefited thereby are not increased;

(d)           Liens on Property acquired by Borrower or any of its Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;

(e)           any Lien or Negative Pledge created by an agreement or instrument entered into by Borrower or any of its Subsidiaries in the ordinary course of its business which consists of a restriction on the assignability, transfer or hypothecation of such agreement or instrument;

(f)            Liens and Negative Pledges not described above securing purchase money obligations, capital leases and Synthetic Leases incurred after the Effective Date in an aggregate amount not exceeding $75,000,000 at any time;

(g)           Liens solely on the assets of Foreign Subsidiaries of Borrower securing Indebtedness of such Foreign Subsidiaries of Borrower not exceeding $75,000,000 in the aggregate at any time;

(h)           operating leases entered into from time to time, in the ordinary course of business, by Borrower or any Subsidiary for equipment or vehicles, which may have Liens on the leased personal property; and

(i)            Liens on the EMJ COLI policies (but on no other assets of Borrower, EMJ or any of their respective Subsidiaries) to the extent granted for the benefit of the holders of the Life Insurance Policy Loans that comply with the requirements of clauses (1) through (4) of the last sentence of the definition of the term “Indebtedness” to secure EMJ’s obligations under such Life Insurance Policy Loans.

7.2          Investments.  Make any Investment, except:

(a)           Investments, other than those permitted by subsections (b) through (f), that are existing on the date hereof and listed on Schedule 7.2;

(b)           Investments held by Borrower or any of its Subsidiaries in the form of cash equivalents or short-term marketable securities;

(c)           advances to officers, directors and employees of Borrower and its Subsidiaries in the aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d)           any Investment (i) of any Borrower Party in any other Borrower Party, (ii) of any Subsidiary that is not a Borrower Party in any other Subsidiary that is not a Borrower Party, (iii) of any Subsidiary that is not a Borrower Party in any Borrower Party so long as, to the extent consisting of Indebtedness, such Investment is unsecured and, to the extent requested by the Administrative Agent, subject to a subordination agreement in form and substance satisfactory to the Administrative Agent, and (iv) of any Borrower Party in any Wholly-Owned Subsidiary that is not a Borrower Party so long as the aggregate outstanding amount of all Investments pursuant to this Section 7.2(d)(iv), when added to the aggregate outstanding amount of Investments pursuant to  Section 7.2(f), shall not on any date exceed 10% of Consolidated Net Worth as of the last day of the Fiscal Quarter most recently ended on or prior to such date;

(e)           Investments consisting of extension of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(f)            any other Investment in any partially-owned Subsidiary, joint-venture or other Person so long the aggregate outstanding amount of all Investments pursuant to this Section 7.2(f), when added to the aggregate outstanding amount of Investments pursuant to  Section 7.2(d)(iv), shall not on any date exceed 10% of Consolidated Net Worth as of the last day of the Fiscal Quarter most recently ended on or prior to such date.

7.3          Indebtedness.  Create, incur, assume, suffer to exist, or otherwise be liable with respect to, any Indebtedness except:

(a)           Indebtedness existing on the Effective Date and disclosed in Schedule 7.3, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

(b)           Indebtedness under the Loan Documents;

(c)           Indebtedness owed to Borrower or any of its Subsidiaries;

(d)           Indebtedness owed under Cash Management Agreements entered into by such Person in the ordinary course of business;

(e)           obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, commodity prices or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)            Indemnification or similar provisions in leases entered into from time to time, in the ordinary course of business, by Borrower or any Subsidiary for equipment or vehicles;

(g)           unsecured Indebtedness for borrowed money of Borrower (which may be guaranteed by Guarantors); provided, however, that the documentation evidencing such Indebtedness shall contain covenants no more restrictive than in this Agreement and shall be on terms and conditions (including the maturity date and amortization schedule) acceptable to Administrative Agent; and

(h)           other Indebtedness in addition to that described in Sections 7.3(a) through 7.3(g) above incurred for business purposes (including, without limitation, capital leases and Synthetic Leases) in an aggregate principal amount at any one time outstanding not to exceed $175,000,000.

7.4          Prepayment of Indebtedness.  Pay any principal or interest on any Indebtedness of Borrower or any of its Subsidiaries prior to the date when due, or make any payment or deposit with any Person that has the effect of providing for the satisfaction of any Indebtedness of Borrower or any of its Subsidiaries prior to the date when due, in each case if a Default or Event of Default then exists or would result therefrom.

7.5          Dispositions.  Make any Disposition of its Property, whether now owned or hereafter acquired, except:

(a)           Permitted Dispositions; and

(b)           Dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any Disposition, no Event of Default shall exist or shall result from such Disposition, (ii) the aggregate sales price from such Disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by Borrower and its Subsidiaries, in any Fiscal Year, and the amount of Net Cash Proceeds from sales and leasebacks consummated in such Fiscal Year, does not exceed 15% of Consolidated Tangible Net Worth as of the end of the Fiscal Quarter immediately preceding such Disposition of Property; provided, however, that in no event shall the total aggregate amount of Net Cash Proceeds from Dispositions by Borrower and its Subsidiaries from and after the Effective Date exceed 30% of Consolidated Tangible Net Worth as of the Fiscal Quarter most recently ended prior to the Effective Date.

7.6          Sales and Leasebacks.  Become or remain liable as lessee or as guarantor or other surety with respect to any lease with any Person, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) which Borrower or any of its Subsidiaries has sold or transferred or are to sell or transfer to such Person or such Person’s Affiliate, or (ii) which Borrower or any such Subsidiary thereof intend to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrower or any such Subsidiary thereof to such Person or such Person’s Affiliate in connection with such lease; provided that Borrower may enter into any sale and leaseback of real property, improvements thereon and equipment of Borrower entered into to finance or refinance the purchase price or construction of such real property, improvements and equipment; provided that the Net Cash Proceeds of each such transaction during any Fiscal Year together with aggregate Net Cash Proceeds from other sales and leasebacks consummated during such Fiscal Year do not exceed 15% of Consolidated Tangible Net Worth as of the end of the Fiscal Quarter immediately preceding such transaction.

7.7          Mergers.  Merge or consolidate with or into any Person, except:

(a)           mergers and consolidations of any Subsidiary of Borrower into Borrower or a Subsidiary of Borrower (with Borrower or such Subsidiary as the surviving entity) or of Borrower or any Guarantor with each other, provided that, (i) with respect to any such merger including Borrower, Borrower is the surviving entity, and (ii) any Guarantor will only be merged into or consolidated with Borrower or a Guarantor and provided further that Borrower and its Subsidiaries have executed such amendments to the Loan Documents as Administrative Agent may reasonably determine are appropriate as a result of such merger; and

(b)           a merger or consolidation of Borrower or any of its Subsidiaries with any other Person, provided that (i) either (A) Borrower or a Guarantor is the surviving entity, or (B) the surviving entity is a corporation organized under the Laws of a State of the United States of America or the District of Columbia and, as of the date of such merger or consolidation, expressly assumes or becomes a Guarantor of, by appropriate agreements and instruments satisfactory to the Requisite Lenders, the Obligations of Borrower or its Subsidiaries, as the case may be, and (ii) giving effect thereto on a pro-forma basis, no Default or Event of Default exists or would result therefrom.

7.8          Acquisitions.

(a)           Make or agree to make any Acquisition as of any date if, after giving effect thereto, Borrower would not be in compliance with the terms and conditions of this Agreement on a pro forma basis; or

(b)           Directly or indirectly use the proceeds of any Loan in connection with any Hostile Acquisition.

7.9          ERISA.  (a) At any time, permit any Pension Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) fail to satisfy the minimum funding standard under the Pension Funding Rules; or (iv) terminate in any manner, which, in each case, could reasonably be expected to result in a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

7.10        Interest Coverage Ratio.  Permit the Interest Coverage Ratio, as of the last day of any Fiscal Quarter, to be less than 3.00 to 1.00.

7.11        Total Leverage Ratio.  Permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter, to be greater than 0.60 to 1.00.

7.12        Change in Nature of Business.  Make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole.

7.13        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower other than (a) salary, bonus, employee stock option, restricted stock, stock appreciation rights, phantom stock and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Borrower and expressly authorized by a resolution of the board of directors of Borrower which is approved by a majority of the directors not having an interest in the transaction, (c) transactions between or among Borrower and the Guarantors, (d) Distributions made by any Subsidiary to Borrower, a Guarantor and any other Person that owns any equity securities in such Subsidiary, ratably according to their respective holdings of the type of equity securities in respect of which such Distribution is being made, (e) transactions between or among Borrower or any Guarantor, on the one hand, and any Subsidiary of Borrower (other than any Guarantor), on the other hand, so long as such transactions individually or in the aggregate are not materially adverse to the interest of the Lenders and the aggregate amount of consideration for all such transactions during the term of this Agreement does not exceed $150,000,000, and (f) transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power.

7.14        Distributions.  Make any Distribution at any time, whether from capital, income or otherwise, and whether in Cash or other Property if, after giving effect thereto, Borrower would not be in compliance with the terms and conditions of this Agreement on a pro forma basis.

7.15        Margin Regulations; OFAC.

(a)           Use the proceeds of any Extension of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

(b)           Directly or indirectly, use the proceeds of any Extension of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Lender, Swing Line Lender, or otherwise) of Sanctions.

SECTION 8
EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

8.1          Events of Default.  The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a)           Borrower fails to pay any principal on any of the Loans, or any portion thereof, or any reimbursement obligations with respect to any Letter of Credit, on the date when due and in the currency required hereunder; or

(b)           Borrower fails to pay any interest on any of the Loans, or any reimbursement obligations with respect to any Letter of Credit, or any fees due hereunder, or any portion thereof, within five Business Days after the date when due and in the currency required hereunder; or

(c)           Borrower fails to comply with any of the covenants contained in Section 7; or

(d)           Borrower, any of its Subsidiaries or any other Borrower Party fails to perform or observe any other covenant or agreement (not specified above) contained in any Loan Document on its part to be performed or observed and such failure continues for a period of 30 days; or

(e)           Any representation or warranty of Borrower or any of its Subsidiaries made in any Loan Document, or in any certificate or other writing delivered by Borrower or such Subsidiary pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of Lenders; or

(f)            Borrower or any of its Subsidiaries (i) fails to make any payment in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than $20,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, if the effect of such failure, event or condition is to cause or to permit (A) the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to declare such Indebtedness to be due and payable prior to its stated maturity, or (B) any Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Borrower Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Borrower Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the termination value owed by such Borrower Party or such Subsidiary as a result thereof is greater than $20,000,000; or

(g)           Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of Lenders or satisfaction in full of all the Obligations hereunder and thereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of Lenders; or any Borrower Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(h)           A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $20,000,000 and, absent procurement of a stay of execution, such judgment remains unsatisfied for 30 calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within 30 calendar days after its issue or levy; or

(i)            Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days; or

(j)            An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $35,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $35,000,000; or (iii) Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $35,000,000; or

(k)           There occurs any Change of Control of Borrower.

8.2          Remedies Upon Event of Default.  If any Event of Default occurs, Administrative Agent shall, at the request of, or may, with the consent of, the Requisite Lenders,

(a)           declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to make Letter of Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)           require that Borrower Cash Collateralize the Letter of Credit Usage (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, Lenders and Issuing Lender all rights and remedies available to itself, Lenders and Issuing Lender under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (i) of Section 8.1, the obligation of each Lender to make Loans and any obligation of the Issuing Lender to make Letter of Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the Letter of Credit Usage as aforesaid shall automatically become effective, in each case without further act of Administrative Agent, any Lender or Issuing Lender.

8.3          Application of Funds.  After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Usage has automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Section 3) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Section 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on (i) the Loans, (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender and not theretofor reimbursed or converted into Revolving Credit (USD) Loans and (iii) other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender and not theretofor reimbursed or converted into Revolving Credit (USD) Loans and Obligations then owing under Guarantied Hedge Agreements and Guarantied Cash Management Agreements, ratably among the Lenders, the Hedge Banks, the Cash Management Banks and the Issuing Lender in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of Letter of Credit Usage comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Sections 2.17 and 2.4(h), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments received from the other Borrower Parties and their assets to preserve the allocation to Obligations otherwise set forth in this Section above.

Notwithstanding the foregoing, Obligations arising under Guarantied Cash Management Agreements and Guarantied Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 9 for itself and its Affiliates as if a “Lender” party hereto.

SECTION 9
ADMINISTRATIVE AGENT

9.1          Appointment and Authority.

(a)           Each of the Lenders and the Issuing Lender (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of Administrative Agent, Lenders and the Issuing Lender, and neither Borrower nor any other Borrower Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           The Issuing Lender shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of the Requisite Lenders to act for such Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 9, included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

9.2          Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

9.3          Exculpatory Provisions.  Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to Administrative Agent by Borrower, a Lender or the Issuing Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.4          Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5          Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6          Resignation of Administrative Agent.  Administrative Agent may at any time give notice of its resignation to Lenders, the Issuing Lender and Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of its resignation), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swing Line Lender.  If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Usage with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section

2.4(h) or (i).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.3(d) or (e).  Upon the appointment by Borrower of a successor Issuing Lender or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swing Line Lender, (b) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

9.7          Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8          No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the Issuing Lender hereunder.

9.9          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower Party, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Usage shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Usage and all other Obligations that are owing and unpaid under the Loan Documents and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Issuing Lender and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the Issuing Lender and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, the Issuing Lender and Administrative Agent under Sections 2.4(n), 2.8 and 10.4) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and the Issuing Lender, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8 and 10.4.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding.

9.10        Master Subsidiary Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the Issuing Lender irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Master Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Master Subsidiary Guaranty pursuant to this Section 9.10.

9.11        Guarantied Cash Management Agreements and Guarantied Hedge Agreements.  Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.3 or the Master Subsidiary Guaranty by virtue of the provisions hereof or of the Master Subsidiary Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Master Subsidiary Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guarantied Cash Management Agreements and Guarantied Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 10
MISCELLANEOUS

10.1        Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Borrower Party therefrom, shall be effective unless in writing signed by the Requisite Lenders and Borrower or the applicable Borrower Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.1(a) without the written consent of each Lender;

(b)           without limiting the generality of clause (a) above, waive any condition set forth in Section 4.2 as to any Extension of Credit under a particular Facility without the written consent of the Requisite Facility Lenders under such Facility;

(c)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2), without the written consent of such Lender;

(d)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly adversely affected thereby;

(e)           reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Usage, or (subject to clause (v) of the second proviso to this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly adversely affected thereby; provided, however, that only the consent of the Requisite Lenders shall be necessary to (i) amend or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin even if that amendment or change would result in a reduction of any interest rate on any Loan or any fee payable hereunder after the effective date thereof or (ii) amend or change the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(f)            change the order in which funds are applied pursuant to Section 8.3 without the written consent of each Lender directly adversely affected thereby;

(g)           change (i) any provision of this Section or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.1(g)), without the written consent of each Lender or (ii) the definition of “Requisite Facility Lenders” as it relates to a Facility (or the constituent definition therein relating to such Facility) without the written consent of each Lender under such Facility;

(h)           amend Section 1.9 or the definition of “Alternative Currency” without the written consent of each Revolving Credit (MC) Lender;

(i)            release all or substantially all of the value of the Master Subsidiary Guaranty without the written consent of each Lender; or

(j)            impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Requisite Facility Lenders under such Facility;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.6(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender or all Lenders or each affected Lender under a Facility that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.2        Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Borrower, Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent, Swing Line Lender, Issuing Lender or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE

BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of Borrower, Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, the Issuing Lender and the Swing Line Lender. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, Issuing Lender and Lenders.  Administrative Agent, the Issuing Lender and Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower which are reasonably believed to be genuine and correct even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3        No Waiver; Cumulative Remedies.  No failure by any Lender, the Issuing Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders and the Issuing Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.8 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

10.4        Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by Borrower.  Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Borrower Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Borrower Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any such Borrower Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the Issuing Lender, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), the Swing Line Lender or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), the Swing Line Lender or Issuing Lender in connection with such capacity. The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.14.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, neither Borrower nor any other Borrower Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of Administrative Agent, the Issuing Lender and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.5        Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, the Issuing Lender or any Lender, or Administrative Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.6        Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the Issuing Lender and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Letter of Credit Usage and in Swing Line Loans) at the time owing to it); provided that:

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the

Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than the Minimum Amount with respect to such Facility unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii)          any assignment of a Revolving Credit (USD) Commitment or Revolving Credit (MC) Commitment must be approved by Administrative Agent (which approval will not be unreasonably withheld) and, in the case of the Revolving Credit (USD) Commitment, the Issuing Lender and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender with respect to the applicable Facility (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)          the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1 through 3.3, 3.6 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) shall execute and deliver new or replacement

Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Usage owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless such Eligible Assignee shall already be a Lender hereunder), any processing and recordation fee and any written consent to such assignment required hereunder, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (c).  The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and the Issuing Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent or a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Administrative Agent a copy of the Register. Each Lender that grants a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, or Borrower or any of Borrower’s Affiliates or

Subsidiaries) (each, a “Participant”); in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Usage and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.4(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 through 3.3 and Section 3.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.1 through 3.3 and Section 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 10.18 as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic

Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           As used herein, the following terms have the following meaning:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) Administrative Agent and, in the case of an assignment in respect of the Revolving Credit (USD) Facility, the Issuing Lender and the Swing Line Lender, and (ii) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (B) an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed), which approval of any such assignment shall be deemed given by Borrower unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) Borrower or any of its Affiliates or Subsidiaries or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y); provided further that, unless an Event of Default has occurred and is continuing, an Eligible Assignee under clause (d) above shall have a minimum of $100,000,000 of combined capital and surplus.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i)            Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to Administrative Agent as is required under Section 2.10(d). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including its obligations under Section 3.2), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower or Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(j)            Resignation as Issuing Lender or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit (USD) Commitment and Revolving Credit (USD) Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to Borrower and Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to Borrower, resign as Swing Line Lender.  In the event of any such resignation as Issuing Lender or Swing Line Lender, Borrower shall be entitled to appoint from among Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swing Line Lender, as the case may be. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Usage with respect thereto (including the right to require Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.4). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.3. Upon the appointment of a successor Issuing Lender and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Line Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(k)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

10.7        Treatment of Certain Information; Confidentiality.  Each of Administrative Agent, Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15 or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary thereof, provided that, in the case of information received from Borrower or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.8        Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of Borrower or any other Borrower Party against any and all of the obligations of Borrower or such other Borrower Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such other Borrower Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.9        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, the Issuing Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.2, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.6(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and its Pro Rata Revolving Credit (USD) Share of Letter of Credit Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.6) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

(b)           SUBMISSION TO JURISDICTION.  BORROWER AND EACH OTHER BORROWER PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES COUNTY AND OF THE UNITED STATES DISTRICT COURT OF

THE CENTRAL DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER BORROWER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  BORROWER AND EACH OTHER BORROWER PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.

(a)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON

WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(b)           NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO THE CONTRARY, IF THE FOREGOING IRREVOCABLE WAIVER OF ALL RIGHT TO TRIAL BY JURY IS RULED INVALID BY A COURT OF LAW, THEN ANY CONTROVERSIES OR CLAIMS BETWEEN THE PARTIES, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE, INCLUDING BUT NOT LIMITED TO CONTROVERSIES OR CLAIMS THAT ARISE OUT OF OR RELATE TO: (1) THIS AGREEMENT (INCLUDING ANY RENEWALS, EXTENSIONS OR MODIFICATIONS); OR (2) ANY DOCUMENT RELATED TO THIS AGREEMENT (COLLECTIVELY A “CLAIM”) SHALL A REQUEST OF ANY PARTY BE DETERMINED BY BINDING ARBITRATION. FOR THE PURPOSES OF THIS ARBITRATION PROVISION ONLY, THE TERM “PARTIES” SHALL INCLUDE ANY CORPORATION, SUBSIDIARY OR AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVED IN THE SERVICING, MANAGEMENT OR ADMINISTRATION OF ANY OBLIGATION DESCRIBED OR EVIDENCED BY THIS AGREEMENT.

(c)           AT THE REQUEST OF ANY PARTY TO THIS AGREEMENT, ANY CLAIM SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (TITLE 9, U.S. CODE) (THE “ACT”) THE ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY THE LAW OF A SPECIFIED STATE. THE ARBITRATION WILL TAKE PLACE ON AN INDIVIDUAL BASIS WITHOUT RESORT TO ANY FORM OF CLASS ACTION.

(d)           ARBITRATION PROCEEDINGS WILL BE DETERMINED IN ACCORDANCE WITH THE ACT, THE THEN-CURRENT RULES AND PROCEDURES FOR THE ARBITRATION OF FINANCIAL SERVICES DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THEREOF (“AAA”), AND THE TERMS OF THIS SECTION. IN THE EVENT OF ANY INCONSISTENCY, THE TERM OF THIS SECTION SHALL CONTROL. IF AAA IS UNWILLING OR UNABLE TO (1) SERVE AS THE PROVIDER OF ARBITRATION OR (2) ENFORCE ANY PROVISION OF THIS ARBITRATION CLAUSE, ANY PARTY TO THIS AGREEMENT MAY SUBSTITUTE ANOTHER ARBITRATION ORGANIZATION WITH SIMILAR PROCEDURES TO SERVE AS THE PROVIDER OF ARBITRATION.

(e)           THE ARBITRATION SHALL BE ADMINISTERED BY AAA AND CONDUCTED, UNLESS OTHERWISE REQUIRED BY LAW, IN ANY U.S. STATE WHERE REAL OR TANGIBLE PERSONAL PROPERTY COLLATERAL FOR THIS CREDIT IS LOCATED OR IF THERE IS NO SUCH COLLATERAL, IN THE STATE

SPECIFIED IN THE GOVERNING LAW SECTION OF THIS AGREEMENT. ALL CLAIMS SHALL BE DETERMINED BY ONE ARBITRATOR; HOWEVER, IF CLAIMS EXCEED FIVE MILLION DOLLARS ($5,000,000), UPON THE REQUEST OF ANY PARTY, THE CLAIMS SHALL BE DECIDED BY THREE ARBITRATORS. ALL ARBITRATION HEARINGS SHALL COMMENCE WITHIN NINETY (90) DAYS OF THE DEMAND FOR ARBITRATION AND CLOSE WITHIN NINETY (90) DAYS OF COMMENCEMENT AND THE AWARD OF THE ARBITRATOR(S) SHALL BE ISSUED WITHIN THIRTY (30) DAYS OF THE CLOSE OF THE HEARING; HOWEVER, THE ARBITRATOR(S), UPON A SHOWING OF GOOD CAUSE, MAY EXTEND THE COMMENCEMENT OF THE HEARING FOR UP TO AN ADDITIONAL SIXTY (60) DAYS. THE ARBITRATOR(S) SHALL PROVIDE A CONCISE WRITTEN STATEMENT OF REASONS FOR THE AWARD. THE ARBITRATION AWARD MAY BE SUBMITTED TO ANY COURT HAVING JURISDICTION TO BE CONFIRMED, JUDGMENT ENTERED AND ENFORCED.

(f)            THE ARBITRATOR(S) WILL GIVE EFFECT TO STATUTES OF LIMITATION IN DETERMINING ANY CLAIM AND MAY DISMISS THE ARBITRATION ON THE BASIS THAT THE CLAIM IS BARRED. FOR PURPOSES OF THE APPLICATION OF THE STATUTE OF LIMITATIONS, THE SERVICE ON AAA UNDER APPLICABLE AAA RULES OF A NOTICE OF CLAIM IS THE EQUIVALENT OF THE FILING OF A LAWSUIT. ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S). THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT.

(g)           THIS SECTION DOES NOT LIMIT THE RIGHT OF ANY PARTY TO: (1) EXERCISE SELF-HELP REMEDIES, SUCH AS BUT NOT LIMITED TO, SETOFF; (2) INITIATE JUDICIAL OR NON-JUDICIAL FORECLOSURE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL (IF ANY); (3) EXERCISE ANY JUDICIAL OR POWER OF SALE RIGHTS; OR (4) ACT IN A COURT OF LAW TO OBTAIN AN INTERIM REMEDY, SUCH AS BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WRIT OF POSSESSION OR APPOINTMENT OF A RECEIVER, OR ADDITIONAL OR SUPPLEMENTARY REMEDIES.

(h)           THE PROCEDURE DESCRIBED ABOVE WILL NOT APPLY IF THE CLAIM, AT THE TIME OF THE PROPOSED SUBMISSION TO ARBITRATION, ARISES FROM OR RELATES TO AN OBLIGATION TO THE LENDERS SECURED BY REAL PROPERTY. IN THIS CASE, ALL OF THE PARTIES TO THIS AGREEMENT MUST CONSENT TO SUBMISSION OF THE CLAIM TO ARBITRATION. IF ALL SUCH PARTIES DO NOT CONSENT TO ARBITRATION, THE CLAIM WILL BE RESOLVED AS FOLLOWS: THE PARTIES WILL DESIGNATE A REFEREE (OR A PANEL OF REFEREES) SELECTED UNDER THE AUSPICES OF AAA IN THE SAME MANNER AS ARBITRATORS ARE SELECTED IN AAA ADMINISTERED PROCEEDINGS. THE DESIGNATED REFEREE(S) WILL BE APPOINTED BY A COURT AS PROVIDED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 AND THE

FOLLOWING RELATED SECTIONS. THE REFEREE (OR PRESIDING REFEREE OF THE PANEL) WILL BE AN ACTIVE ATTORNEY OR A RETIRED JUDGE. THE AWARD THAT RESULTS FROM THE DECISION OF THE REFEREE(S) WILL BE ENTERED AS A JUDGMENT IN THE COURT THAT APPOINTED THE REFEREE, IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 644 AND 645.

(i)            THE FILING OF A COURT ACTION IS NOT INTENDED TO CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE SUING PARTY, THEREAFTER TO REQUIRE SUBMITTAL OF THE CLAIM TO ARBITRATION.

10.16      USA PATRIOT Act Notice.  Each Lender that is subject to the US Patriot Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “US Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the US Patriot Act.  Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the US Patriot Act.

10.17      Time of the Essence.  Time is of the essence of the Loan Documents.

10.18      Tax Forms.

(a)           Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to Administrative Agent prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) or such other evidence satisfactory to Borrower and Administrative Agent that such Person is entitled to an exemption from, or reduction of, United States withholding tax. Thereafter and from time to time, each such Person shall (i) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement, (ii) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrower makes any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(b)           Upon the request of Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701-(a)(30) of the Code shall deliver to Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c)           If any Governmental Authority asserts that Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all Obligations and the resignation of Administrative Agent.

(d)           If a payment made to a Lender under any Loan Document would be subject to United States withholding tax. imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)           Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

10.19      Surety Waivers.  In the event that Borrower is deemed to be a guarantor or a surety with respect to the Obligations under this Agreement, then Borrower shall be deemed to have agreed to the provisions of Sections 7 and 8 of the Master Subsidiary Guaranty.

10.20      Electronic Execution of Assignments.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.21      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Arrangers nor the Borrower has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arrangers or the Lenders has advised or is currently advising Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, the Arrangers nor the Lenders has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent, the Arrangers nor the Lenders has provided nor will any of them provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

10.22      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of Borrower in respect of any such sum due from it to Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent or any Lender from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent or any Lender in such currency, Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Credit Agreement to be duly executed as of the date first above written.

BORROWER:

RELIANCE STEEL & ALUMINUM CO., a California corporation

By:
Name:	David H. Hannah
Title:	Chairman and Chief Executive Officer

By:
Name:	Karla Lewis
Title:	Executive Vice President and Chief Financial Officer

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:	Adam Feit
Title:	Senior Vice President

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

BANK OF AMERICA, N.A., as Issuing Lender, Swing Line Lender and a Lender

By:
Name:	Adam Feit
Title:	Senior Vice President

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

WELLS FARGO BANK, N.A., as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

MIZUHO CORPORATE BANK, LTD., as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

FIFTH THIRD BANK, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

SUNTRUST BANK, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

TD BANK, N.A., as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

UNION BANK, N.A., as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

COMERICA BANK, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

BANK OF THE WEST, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

THE NORTHERN TRUST COMPANY, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

COMPASS BANK, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

CHANG HWA COMMERCIAL BANK LTD., LOS ANGELES BRANCH, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

CITY NATIONAL BANK, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

FIRST COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

HUA NAN COMMERCIAL BANK, LTD., as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

LAND BANK OF TAIWAN, NEW YORK BRANCH, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

TAIWAN COOPERATIVE BANK, LOS ANGELES BRANCH, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD., LOS ANGELES BRANCH, as a Lender

By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

SCHEDULE 1.1

MANDATORY COST FORMULAE

1.                          The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)                     the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)                     the requirements of the European Central Bank.

2.                          On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.                          The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.                          The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)       in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)      in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”                    is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”                    is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue principal amounts pursuant to the first sentence of Section 2.7(d) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”                    is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”                    is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”                     is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                          For the purposes of this Schedule:

(a)                     “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                     “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                      “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                     “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                          In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.                          If requested by the Administrative Agent or the Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.                          Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                     the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)                     any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.                          The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lender’s Lending Office.

10.                   The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                   The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.                   Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.                   The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 2.1

COMMITMENTS AND PRO RATA SHARES

Lender	Revolving Credit (USD) Commitment	Pro Rata Share (Revolving Credit (USD) Facility	Revolving Credit (MC) Commitment	Pro Rata Share (Revolving Credit (MC) Facility	Term Loan Commitment	Pro Rata Share (Term Loan Facility)
Bank of America, N.A.	$167,814,960.63	12.430737824%	$19,685,039.37	13.123359580%	$62,500,000.00	12.500000000%
JPMorgan Chase Bank, N.A.	$167,814,960.63	12.430737824%	$19,685,039.37	13.123359580%	$62,500,000.00	12.500000000%
Wells Fargo Bank, N.A.	$167,814,960.63	12.430737824%	$19,685,039.37	13.123359580%	$62,500,000.00	12.500000000%
Mizuho Corporate Bank, Ltd.	$93,976,377.95	6.961213181%	$11,023,622.05	7.349081367%	$35,000,000.00	7.000000000%
U.S. Bank National Association	$93,976,377.95	6.961213181%	$11,023,622.05	7.349081367%	$35,000,000.00	7.000000000%
Fifth Third Bank	$60,413,385.83	4.475065617%	$7,086,614.17	4.724409447%	$22,500,000.00	4.500000000%
KeyBank National Association	$60,413,385.83	4.475065617%	$7,086,614.17	4.724409447%	$22,500,000.00	4.500000000%
PNC Bank, National Association	$60,413,385.83	4.475065617%	$7,086,614.17	4.724409447%	$22,500,000.00	4.500000000%
Sumitomo Mitsui Banking Corporation	$60,413,385.83	4.475065617%	$7,086,614.17	4.724409447%	$22,500,000.00	4.500000000%
SunTrust Bank	$60,413,385.83	4.475065617%	$7,086,614.17	4.724409447%	$22,500,000.00	4.500000000%
TD Bank, N.A.	$60,413,385.83	4.475065617%	$7,086,614.17	4.724409447%	$22,500,000.00	4.500000000%
Union Bank, N.A.	$60,413,385.83	4.475065617%	$7,086,614.17	4.724409447%	$22,500,000.00	4.500000000%
Branch Banking and Trust Company	$30,206.692.90	2.237532807%	$3,543,307.10	2.362204733%	$11,250,000.00	2.250000000%
Comerica Bank	$30,206,692.90	2.237532807%	$3,543,307.10	2.362204733%	$11,250,000.00	2.250000000%
Bank of the West	$26,850,393.70	1.988918052%	$3,149,606.30	2.099737533%	$10,000,000.00	2.000000000%
The Northern Trust Company	$26,850,393.70	1.988918052%	$3,149,606.30	2.099737533%	$10,000,000.00	2.000000000%
Compass Bank	$20,137,795.28	1.491688539%	$2,362,204.72	1.574803147%	$7,500,000.00	1.500000000%
HSBC Bank USA, National Association	$20,137,795.28	1.491688539%	$2,362,204.72	1.574803147%	$7,500,000.00	1.500000000%
Chang Hwa Commercial Bank, Ltd., Los Angeles Branch	$11,250,000.00	0.833333333%	—	0.000000000%	$3,750,000.00	0.750000000%
City National Bank	$10,068,897.64	0.745844270%	$1,181,102.36	0.787401573%	$3,750,000.00	0.750000000%
First Commercial Bank, Ltd., Los Angeles Branch	$11,250,000.00	0.833333333%	—	0.000000000%	$3,750,000.00	0.750000000%
Hua Nan Commercial Bank, Ltd.	$11,250,000.00	0.833333333%	—	0.000000000%	$3,750,000.00	0.750000000%
Land Bank of Taiwan, New York Branch	$11,250,000.00	0.833333333%	—	0.000000000%	$3,750,000.00	0.750000000%
Taiwan Cooperative Bank, Los Angeles Branch	$11,250,000.00	0.833333333%	—	0.000000000%	$3,750,000.00	0.750000000%
E.Sun Commercial Bank Ltd., Los Angeles Branch	$7,500,000.00	0.555555556%	—	0.000000000%	$2,500,000.00	0.500000000%
Mega International Commercial Bank Co., Ltd., Los Angeles Branch	$7,500,000.00	0.555555556%	—	0.000000000%	$2,500,000.00	0.500000000%
Total	$1,350,000,000.00	100.000000000%	$150,000,000.00	100.000000000%	$500,000,000.00	100.000000000%

SCHEDULE 2.4

EXISTING LETTERS OF CREDIT

L/C No.	Issue Date	Expiry Date	Applicant	Beneficiary	Amount
217917	4/2/1996	4/1/2013	RELIANCE STEEL AND A	INSURANCE COMPANY OF	$2,892,074.00
3013140	4/30/2006	9/30/2013	PNA GROUP, INC.	LUMBERMANS MUTUAL CA	$26,681.97
3013149	4/30/2006	9/30/2013	PNA GROUP, INC.	SENTRY INSURANCE A M	$250,000.00
3014920	4/30/2006	9/23/2013	PNA GROUP, INC.	XL SPECIALTY INSURAN	$329,000.00
3038438	6/15/2001	10/22/2014	METALCENTER, INC.	U.S. BANK TRUST, N.A	$628,000.46
3069278	2/2/2012	2/1/2014	MCKEY PERFORATED PRO	DUCK RIVER ELECTRIC	$23,200.00
3084640	10/3/2006	10/7/2013	EARLE M. JORGENSEN C	RELIANCE INSURANCE C	$211,733.00
3084756	11/3/2006	10/31/2013	RELIANCE STEEL AND A	ZURICH AMERICAN INSU	$24,750,000.00
3086487	1/26/2007	1/31/2014	EARLE M. JORGENSEN C	FIREMAN’S FUND INSUR	$200,000.00
3087212	4/25/2007	4/16/2013	EARLE M. JORGENSEN C	CONTINENTAL CASUALTY	$962,000.00
7420494	4/30/2006	6/30/2013	PNA GROUP INC.	THE TRAVELERS INDEMN	$1,100,000.00
68017460	2/28/2007	1/1/2014	PNA GROUP INC.	XL SPECIALTY INSURAN	$250,000.00

SCHEDULE 2.7(a)

TERM LOAN FACILITY AMORTIZATION SCHEDULE

Last Business Day of	Principal Payment Amount
June 2013	$6,250,000
September 2013	$6,250,000
December 2013	$6,250,000
March 2014	$6,250,000
June 2014	$6,250,000
September 2014	$6,250,000
December 2014	$6,250,000
March 2015	$6,250,000
June 2015	$12,500,000
September 2015	$12,500,000
December 2015	$12,500,000
March 2016	$12,500,000
June 2016	$12,500,000
September 2016	$12,500,000
December 2016	$12,500,000
March 2017	$12,500,000
June 2017	$12,500,000
September 2017	$12,500,000
December 2017	$12,500,000
March 2018	$12,500,000

SCHEDULE 5.5

CERTAIN LITIGATION

None.

SCHEDULE 5.9

EXISTING LIENS AND NEGATIVE PLEDGES

1.                                      Industrial Revenue Bonds issued by MetalCenter, Inc. and subsequently assumed by Borrower in the principal amount of $600,000 at December 31, 2012.

2.                                      Short term credit facility entered into by Everest Metals (Suzhou) Co. Ltd., for a maximum of $2,000,000 for operations in China and Singapore.

3.                                      Short term credit facility entered into by Reliance Metalcenter Asia Pacific Pte. Ltd. for a maximum of $5,000,000 for operations in Singapore.

4.                                      Short term credit facility entered into by Valex China Co. Ltd for a maximum of $5,000,000 for operations in China.

5.                                      Short term credit facility entered into by Earle M. Jorgensen (Asia) Sdn. Bhd. for a maximum of $5,000,000 for operations in Malaysia.

6.                                      Short term credit facility entered into by Metalweb Limited for a maximum of $4,500,000 GBP for operations in the United Kingdom.

7.                                      Negative Pledges contained in those Note Purchase Agreements dated July 1, 2003, as amended on or before the date hereof, and the guaranties thereof by the Guarantors.

SCHEDULE 5.15

SUBSIDIARIES

Name	Jurisdiction of Organization	Form of Legal Entity	# of Shares/Interests Outstanding	# of Shares/Interests Owned and by Whom
Aleaciones Especiales de Mexico, S. de R.L. de C.V.	Mexico	Variable capital limited liability company		99% by NSA Mexico(1) 1% by NSA International

Allegheny Steel Distributors, Inc.	PA	Corporation	1,000	1,000 by RSA

Aluminum and Stainless, Inc.	LA	Corporation	5,582	5,582 by RSA

American Metals Corporation(2)	CA	Corporation	100	100 by RSA

AMI Metals, Inc.(3)	TN	Corporation	1,400	1,400 by RSA

AMI Metals Europe SPRL	Belgium	Corporation	210,855	189,770 by AMI(3) 21,085 by RSA

AMI Metals UK Limited	UK	Private limited company	2,000	2,000 by RMUKHL(4)

Bralco Metals (Australia) Pty Ltd	Australia	Corporation	1,050,001	1,050,001 by RSA

CCC Steel, Inc.	DE	Corporation	3,625.8	3,625.8 by RSA

Chapel Steel Corp.	PA	Corporation	597	597 by RSA

Chapel Steel Canada, Ltd.	Canada	Corporation	100	100 by RMCHL(5)

Name	Jurisdiction of Organization	Form of Legal Entity	# of Shares/Interests Outstanding	# of Shares/Interests Owned and by Whom
Chatham Steel Corporation	GA	Corporation	9,585.667	9,585.667 by RSA

Clayton Metals, Inc.	IL	Corporation	1,000	1,000 by RSA

Continental Alloys & Services (Delaware) LLC (“CAS Delaware”)(6)	DE	Limited liability company	100	100 by CAS US(7)

Continental Alloys & Services Inc. (“CAS US”)	DE	Corporation	309 Class A common 585 Class B common	309 Class A common by RSA 585 Class B common by RSA

Continental Alloys & Services, Inc.	Canada	Corporation	100,001	100,001 by RMCHL(5)

Continental Alloys & Services Limited	UK	Private limited company	100,000	100,000 by RMUKHL(4)

Continental Alloys & Services (Malaysia) Sdn. Bhd.	Malaysia	Private company limited by shares	3,253,502	3,253,502 by Continental Alloys & Services Pte. Ltd.(8)

Continental Alloys & Services Pte. Ltd.(8)	Singapore	Private company limited by shares	9,301,000	9,301,000 by RAH(9), (10)

Continental Alloys & Services, S. de R.L. de C.V.	Mexico	Variable capital limited liability company		99% by CAS US(1) 1% by CAS Delaware

Name	Jurisdiction of Organization	Form of Legal Entity	# of Shares/Interests Outstanding	# of Shares/Interests Owned and by Whom
Continental Alloys Middle East FZE	Jebel Ali Free Zone (UAE)	Free Zone Establishment	1	1 by RSA(11)

Crest Steel Corporation	CA	Corporation	13,140.604465 Voting 1,314,060.4 Non-Voting	13,140.604465 Voting by RSA 1,314,060.4 Non-Voting by RSA

Delta Steel, Inc.(7)	TX	Corporation	2,000	2,000 by RSA

Diamond Manufacturing Company(7)	PA	Corporation	750	750 by RSA

Durrett Sheppard Steel Co., Inc.	CA	Corporation	100	100 by RSA

Earle M. Jorgensen (Asia) Sdn. Bhd.	Malaysia	Corporation	19,025,000	19,025,000 by RAH (10)

Earle M. Jorgensen Company(12)	DE	Corporation	1,000	1,000 by RSA

Everest Metals (Suzhou) Co. Ltd.	PRC	Corporation	100% equity interest	100% equity interest by RAH (10)

Feralloy Corporation(7)	DE	Corporation	40,000	40,000 by RSA

Feralloy Indiana Corporation	DE	Corporation	100	100 by Feralloy Corporation(7)

Name	Jurisdiction of Organization	Form of Legal Entity	# of Shares/Interests Outstanding	# of Shares/Interests Owned and by Whom
Feralloy Midwest Corporation	NV	Corporation	1,000	1,000 by Feralloy Corporation(7)

Feralloy Ohio Corporation	DE	Corporation	1,000	1,000 by Feralloy Corporation(7)

Feralloy Oregon Corporation	DE	Corporation	1,000	1,000 by Feralloy Corporation(7)

Feralloy México, S. de R.L. de C.V.	Mexico	Variable capital limited liability company		98% by Feralloy Corporation(1) 2% by Feralloy Ohio Corporation

GH Metal Solutions, Inc.	AL	Corporation	31,500 Voting	31,500 Voting by Feralloy Corporation(7)
			189,000 Non-Voting	189,000 Non-Voting by Feralloy Corporation

Infra-Metals Co.	GA	Corporation	10,000	10,000 by RSA

LBT, Inc.	IL	Corporation	1,200	1,200 by Liebovich Bros., Inc.(7)

Liebovich Bros., Inc.(7)	IL	Corporation	13,203	13,203 by RSA

Name	Jurisdiction of Organization	Form of Legal Entity	# of Shares/Interests Outstanding	# of Shares/Interests Owned and by Whom
McKey Perforated Products Co., Inc.	TN	Corporation	250	250 by McKey Perforating Co., Inc.(7)

McKey Perforating Co., Inc.	WI	Corporation	2,415	2,415 by Diamond Manufacturing Company(7)

Metals Supply Company, Ltd.	TX	Corporation	10,000	10,000 by RSA

Metalweb Limited	UK	Corporation	550,701	550,701 by RSA

National Specialty Alloys, LLC(7)	Delaware	Limited liability company	100	100 by RSA

NSA International LLC	Texas	Limited liability company	100	100 by NSA(7)

NSA Mexico Holdings LLC	Texas	Limited liability company	100	100 by NSA International(7)

Pacific Metal Company	OR	Corporation	100	100 by RSA

PDM Steel Service Centers, Inc.	CA	Corporation	1,000	1,000 by RSA

Phoenix Corporation	GA	Corporation	6,229	6,229 by RSA

Precision Flamecutting and Steel, Inc.	TX	Corporation	1,000	1,000 by RSA

Name	Jurisdiction of Organization	Form of Legal Entity	# of Shares/Interests Outstanding	# of Shares/Interests Owned and by Whom
Precision Strip Inc.(7)	OH	Corporation	1,000 Class A Voting 3,935 Class B Non-Voting	1,000 Class A Voting by RSA 3,935 Class B Non-Voting by RSA

Precision Strip de México, S. de R.L. de C.V.	Mexico	Variable capital limited liability company		99% Precision Strip Mexico Holdings, Inc.(1) 1% Precision Strip Inc.

Precision Strip Mexico Holdings, Inc.	OH	Corporation	100	100 by Precision Strip Inc.(7)

Precision Strip Transport, Inc.	OH	Corporation	60 Class A Voting	60 Class A Voting by Precision Strip Inc.(7)

Reliance Asia Holding Pte. Ltd.(10)	Singapore	Corporation	10,252,100	10,252,100 by RSA

Reliance Metalcenter Asia Pacific Pte. Ltd.	Singapore	Corporation	3,000,000	3,000,000 by RAH(10)

Reliance Metals Canada Holdings Limited(5)	Canada	Corporation	100	100 by RSA

Name	Jurisdiction of Organization	Form of Legal Entity	# of Shares/Interests Outstanding	# of Shares/Interests Owned and by Whom
Reliance Metals Canada Limited	Canada	Corporation	1	1 by Earle M. Jorgensen Company(12)

Reliance Metals (Shanghai) Co., Ltd.	PRC	LLC		100% by RAH(10)

Reliance Metals UK Holding Limited(4)	UK	Private limited company	10,000	10,000 by RSA

Service Steel Aerospace Corp.	DE	Corporation	100	100 by RSA

Siskin Steel & Supply Company, Inc.	TN	Corporation	88,000 voting common 3,691,116 non-voting common	88,000 by RSA 3,691,116 by RSA

Smith Pipe & Steel Company	AZ	Corporation	396,100 common 500,000 preferred	396,100 common shares byDelta Steel, Inc.(7) 500,000 preferred shares by Delta Steel, Inc.

Sugar Steel Corporation	IL	Corporation	87,008.60	87,008.60 by RSA

Sunbelt Steel Texas, Inc.	TX	Corporation	1,000	1,000 by RSA(13)

Toma Metals, Inc.	PA	Corporation	100	100 by RSA

Valex Corp.(14), (16)	CA	Corporation	114,000	(a) 3,000 by Dan Mangan(15) (b) 111,000 by RSA

Name	Jurisdiction of Organization	Form of Legal Entity	# of Shares/Interests Outstanding	# of Shares/Interests Owned and by Whom
Valex China Co., Ltd.	PRC	Corporation		100% by Valex Holdings Limited(14)

Valex Holdings Limited(14)	Hong Kong	Corporation	59,106	54,940 by Valex Corp.

Valex Korea Co., Ltd.	S. Korea	Corporation	396,994	374,256 by Valex Corp.(16)

Viking Materials, Inc.	MN	Corporation	6,543 voting common 3,182.1 non-voting common	6,543 voting common by RSA 3,182.1 non-voting common by RSA

Yarde Metals, Inc.	CT	Corporation	15,000	15,000 by RSA

(1)                                 Each of the following direct or indirectly-owned domestic subsidiaries of RSA owns outstanding equity interests of subsidiaries organized in Mexico:

•                  Continental Alloys & Services Inc. (“CAS US”) owns 99% of the outstanding equity interest of Continental Alloys & Services, S. de R.L. de C.V., and Continental Alloys & Services (Delaware) LLC (“CAS Delaware”) owns the remaining 1%;

•                  Feralloy Corporation owns 98% of the outstanding equity interest of Feralloy México S. de R.L. de C.V., and Feralloy Ohio Corporation owns the remaining 2%;

•                  NSA Mexico Holdings LLC (“NSA Mexico”) owns 99% of the outstanding equity interest of Aleaciones Especiales de Mexico, S. de R.L. de C.V., and NSA International LLC (“NSA International”) owns the remaining 1%; and

•                  Precision Strip Mexico Holdings, Inc. owns 99% of the outstanding equity interest of Precision Strip de México, S. de R.L. de C.V., and Precision Strip Inc. owns the remaining 1%.

(2)                                 Effective December 31, 2011, Lampros Steel, Inc., an Oregon corporation, merged with and into American Metals Corporation.

(3)                                 AMI Metals, Inc. (“AMI”) owns 90% of the outstanding equity interest of AMI Metals Europe SPRL and RSA owns the remaining 10%.

(4)                                 Reliance Metals UK Holding Limited (“RMUKHL”) was formed as a holding company in the United Kingdom and owns all of the outstanding common shares of AMI Metals UK Limited and Continental Alloys & Services Limited.

(5)                                 Reliance Metals Canada Holdings Limited (“RMCHL”) was formed as a holding company in Canada and owns all of the outstanding common shares of Chapel Steel Canada, Ltd. and Continental Alloys & Services, Inc.

(6)                                 Effective December 31, 2011, the following wholly-owned subsidiaries of CAS US merged with and into CAS Delaware, also a wholly-owned subsidiary of CAS US: (a) Continental Alloys & Services (Louisiana) Inc., a Louisiana corporation, (b) Continental Tubular Services, Inc., a Texas corporation, and (c) Continental Valve & Fittings, L.L.C., a Texas limited liability company.

Effective February 29, 2012, CAS Delaware converted from a Delaware corporation into a Delaware limited liability company.

(7)                                 Each of the following wholly-owned domestic subsidiaries of RSA is a parent company to one or more wholly-owned domestic subsidiaries, as follows:

•                  CAS US owns 100% of the outstanding membership interests of CAS Delaware;

•                  Delta Steel, Inc. owns 100% of the outstanding common stock of Smith Pipe & Steel Company;

•                  Diamond Manufacturing Company owns 100% of the outstanding common stock of McKey Perforating Co., Inc., which, in turn, owns 100% of the outstanding common stock of McKey Perforated Products Co., Inc.;

•                  Feralloy Corporation owns 100% of the outstanding common stock of each of Feralloy Indiana Corporation, Feralloy Midwest Corporation, Feralloy Ohio Corporation, and Feralloy Oregon Corporation, and GH Metal Solutions, Inc.;

•                  Liebovich Bros., Inc. owns 100% of the outstanding common stock of LBT, Inc.;

•                  National Specialty Alloys, LLC (“NSA”) owns 100% of the outstanding membership interests of NSA International, which, in turn, owns 100% of the outstanding membership interests of NSA Mexico Holdings LLC; and

•                  Precision Strip Inc. owns 100% of the outstanding common stock of Precision Strip Transport, Inc. and 100% of the outstanding common stock of Precision Strip Mexico Holdings, Inc., an Ohio corporation formed as a holding company for Precision Strip de México, S. de R.L. de C.V.

(8)                                 Continental Alloys & Services Pte. Ltd. (“CAS Singapore”) owns 100% of the outstanding ordinary shares of Continental Alloys & Services (Malaysia) Sdn. Bhd.

(9)                                 Continental Alloys & Services International Holdings, Ltd., a Bermuda exempted company (“CAS Bermuda”), transferred 100% of the issued and outstanding ordinary shares of CAS Singapore to Reliance Asia Holding Pte. Ltd. (“RAH”) as of November 30, 2011. CAS Bermuda was dissolved on December 14, 2011.

(10)                          RAH was formed as a holding company for certain foreign subsidiaries and owns all of the outstanding common shares of CAS Singapore, Earle M. Jorgensen (Asia) Sdn. Bhd., Everest Metals (Suzhou) Co. Ltd., Reliance Metalcenter Asia Pacific Pte. Ltd., and Reliance Metals (Shanghai) Co., Ltd.

(11)                          CAS Bermuda transferred 100% of the issued and outstanding share of Continental Alloys Middle East FZE to RSA as of October 31, 2011.

(12)                          Earle M. Jorgensen Company owns 100% of the outstanding common stock of Reliance Metals Canada Limited.

(13)                          Effective October 10, 2012, Sunbelt Steel Texas converted from a Texas limited liability company into a Texas corporation.

(14)                          Valex Corp. owns approximately 92% of the outstanding shares of Valex Holdings Limited. The remaining 8% of the shares is owned by a joint venture partner. Valex Holdings Limited owns 100% of the outstanding common shares of Valex China Co., Ltd.

(15)                          Dan Mangan is the President, Chief Operating Officer, and Director of Valex Corp. He serves as a Director and holds various management positions in Valex Korea Co., Ltd., Valex Holdings Limited, and Valex China Co., Ltd.

(16)                          Valex Corp. owns approximately 94% of the outstanding shares of common stock of Valex Korea Co. Ltd., a Korean corporation. On October 4, 2012, employees of Valex Korea Co., Ltd. sold 9,741 shares of common stock to Valex Corp. and in the aggregate own 22,738 shares, representing the remaining approximately 6% of the outstanding shares of Valex Korea Co. Ltd.

SCHEDULE 7.2

INVESTMENTS

As of the date of the Credit Agreement, Borrower, indirectly through its Subsidiaries, owns the following interests in joint ventures:

NAME OF JOINT VENTURE	PERCENTAGE INTEREST
Acero Prime S. de R.L. de C.V.	40% Feralloy México, S. de R. L de C.V
Acero Prime Servicios S. de R.L. de C.V.	50% Feralloy México, S. de R. L de C.V
Feralloy Processing Company	51% Feralloy Midwest Corporation
FP Structural Solutions	70% Feralloy Corporation
Indiana Pickling and Processing Company	56% Feralloy Indiana Corporation
Oregon Feralloy Partners	40% Feralloy Oregon
Valex Holdings Limited	93% Valex Corp.

SCHEDULE 7.3

EXISTING INDEBTEDNESS

1.                                      Industrial Revenue Bonds issued by MetalCenter, Inc. and subsequently assumed by RSA in the principal amount of $600,000 at December 31, 2012.

2.                                      Senior unsecured notes issued pursuant to those Note Purchase Agreements dated July 1, 2003 (with a principal balance of $75 million as of December 31, 2012), all as amended on or before the date hereof. These notes are guaranteed by the Guarantors.

3.                                      Short term credit facility entered into by Everest Metals (Suzhou) Co. Ltd. for a maximum of $2,000,000 for operations in China and Singapore.

4.                                      Short term credit facility entered into by Reliance Metalcenter Asia Pacific Pte. Ltd. for a maximum of $5,000,000 for operations in Singapore.

5.                                      Short term credit facility entered into by Valex China Co. Ltd. for a maximum of $5,000,000 for operations in China.

6.                                      Short term credit facility entered into by Earle M. Jorgensen (Asia) Sdn. Bhd. for a maximum of $5,000,000 for operations in Malaysia.

7.                                      Short term credit facility entered into by Metalweb Limited for a maximum of $4,500,000 GBP for operations in the United Kingdom.

SCHEDULE 10.2

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

RELIANCE STEELE & ALUMINUM CO., as Borrower

Address for Notices:

Reliance Steel & Aluminum Co.

350 S. Grand Avenue, Suite 5100

Los Angeles, California 90071

Attention:                    Karla Lewis

Executive Vice President & Chief Financial Officer

Telephone:              213-576-2472

Facsimile:                    213-687-8792

E-mail:        klewis@rsac.com

BANK OF AMERICA, N.A., as Administrative Agent

Notices (other than Requests for Extensions of Credit):

BANK OF AMERICA, N.A.

901 Main Street, 14th Floor

Mail Code: TX1- 492- 14-11

Dallas, TX  75202

Attention:   Sheri Starbuck

Telephone:     214 209-3758

Facsimile:   214 290-8392

E-mail: sheri.starbuck@baml.com

For Payments and Requests for Extensions of Credit:

BANK OF AMERICA, N.A.

901 Main Street, 14th Floor

Mail Code: TX1- 492- 14-11

Dallas, TX  75202

Attention:   Mary H. Porter

Telephone:     972-338-3808

Facsimile:   214 290-9674

E-mail: mary.h.porter@baml.com

Payments:

BANK OF AMERICA

New York, NY

ABA No. 026009593

Account No: 1292000883

Account Name: Corporate Credit Services

Reference: Reliance Steel & Aluminum

Letters of Credit:

BANK OF AMERICA, N.A.

Trade Operations — Los Angeles #226521

1000 West Temple Street, Suite Level 7

Mail Code: CA9-705-07-05

Los Angeles, CA 90017-1466

Attention:  Tai Lu

Telephone: 213-457-8841

Facsimile:   213-481-7840